Exhibit 10.1

Certain information in this document identified by brackets has been omitted because it is both not material and would be competitively harmful if publicly disclosed.
LICENSE AGREEMENT
This License Agreement (the “Agreement”) is entered into as of April 21, 2020 (the “Effective Date”) by and between Foamix Pharmaceuticals Ltd., a company organized and existing under the laws of the State of Israel and having a place of business at 2 Holzman Street, Rehovot Science Park, Rehovot, Israel (“Foamix”), and Cutia Therapeutics (HK) Limited, a company organized and existing under the laws of Companies Ordinance (Chapter 622 of the laws of Hong Kong) and having a place of business at Unit 402, 4/F Fairmont Hse No 8 Cotton Tree Drive Admiralty Hong Kong (“Cutia”). Foamix and Cutia are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS
Whereas, Foamix is currently conducting research, development, and commercialization of certain topical minocycline products;
Whereas, Cutia is a biopharmaceutical company with experience in developing pharmaceutical products in the greater China region; and
Whereas, Cutia desires to obtain from Foamix an exclusive license to Develop and Commercialize Licensed Products in the Cutia Territory (with each capitalized term as respectively defined below), and Foamix is willing to grant such license to Cutia, all under the terms and conditions of this Agreement.
Now, Therefore, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:
ARTICLE 1
DEFINITIONS

1.1 “Adverse Event” means any untoward medical occurrence in a patient or subject who is administered a Licensed Product, including any undesirable sign (including abnormal laboratory findings of clinical concern), symptom or disease temporally associated with the use of Licensed Products.
1.2 “Adverse Risk” means any risk of a material adverse effect on the Development, procurement or maintenance of Regulatory Approval, Manufacture, or Commercialization of Licensed Products outside the Cutia Territory.
1.3 “Accounting Standards” means U.S. generally accepted accounting principles (“GAAP”) or, to the extent that Cutia adopts International Financial Reporting Standards (“IFRS”), then “Accounting Standards” means IFRS, in either case consistently applied.
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1.4 “Act” shall mean, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§301 et seq., and/or the Public Health Service Act, 42 U.S.C. §§262 et seq., as such may be amended from time to time.
1.5 “Affiliate” means, with respect to a particular Party, a Person that controls, is controlled by, or is under common control with such Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one (1) or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity, or by contract, or otherwise. For clarity, once a Person ceases to be an Affiliate of a Party, then, without any further action, such Person shall cease to have any rights, including license and sublicense rights, under this Agreement by reason of being an Affiliate of such Party.
1.6 “Anti-Corruption Laws” means laws, regulations, or orders prohibiting the provision of a financial or other advantage for a corrupt purpose or otherwise in connection with the improper performance of a relevant function, including without limitation, the Corruption of Foreign Public Officials Act (CFPOA), the US Foreign Corrupt Practices Act (FCPA), the UK Bribery Act 2010, and similar laws governing corruption and bribery, whether public, commercial or both, to the extent applicable.
1.7 “Background Intellectual Property” means, with respect to a Party, any and all Information, inventions, and discoveries, in each case whether or not patentable, and any Patents or other intellectual property rights therein, in each case Controlled by such Party as of the Effective Date or acquired, made, conceived, or reduced to practice during the Term independent of this Agreement.
1.8 “Business Day” means a day other than Saturday, Sunday or any day that banks in Bridgewater, New Jersey, USA or Hong Kong, China are required or permitted to be closed.
1.9 “Calendar Quarter” means each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30, or December 31.
1.10 “Change of Control” means, with respect to either Party: (a) the sale of all or substantially all of such Party’s assets or business relating to (i) this Agreement in its entirety or (ii) any Product or Products (other than to an Affiliate of such Party); (b) a merger, reorganization, or consolidation involving such Party in which the voting securities of such Party outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization, or consolidation; or (c) a Person, or group of Persons, acting in concert acquire more than fifty percent (50%) of the voting equity securities or management control of such Party.
1.11 “Clinical Trial” means a Phase 1 Clinical Trial, Phase 2 Clinical Trial, Phase 3 Clinical Trial, Phase 4 Clinical Trial, or Pivotal Clinical Trial, or any combination thereof.

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1.12 “CMC Information” means Information related to the chemistry, manufacturing and controls of the Licensed Products, as specified by the FDA, NMPA and other applicable Regulatory Authorities.
1.13 “Commercialization” means all activities undertaken before and after obtaining Regulatory Approvals relating to the pre-launch, launch, promotion, detailing, medical education and medical liaison activities, marketing, pricing, reimbursement, sale, distribution and disposition of Licensed Products, including strategic marketing, sales force detailing, advertising, market Licensed Product support, all customer support, Licensed Product distribution, and invoicing and sales activities; provided, however, “Commercialization” shall exclude any activities relating to the Manufacture of Licensed Product. “Commercialize” and “Commercializing” have the correlative meanings. For clarity, “Commercialization” shall exclude all activities undertaken in connection with Voluntary Phase 4 Clinical Trials.
1.14 “Commercially Reasonable Efforts” means, with respect to either Party’s obligations under this Agreement, the carrying out of such obligations with a level of efforts and resources consistent with the commercially reasonable practices of a similarly situated company in the pharmaceutical industry for the active and diligent commercialization of a similarly situated branded pharmaceutical product as the Licensed Product at a similar stage of commercialization, taking into account efficacy, safety, present and future market potential, competitive market conditions, the profitability of the product in light of pricing and reimbursement issues, and all other relevant factors (but not taking in account any payment owed to Foamix under this Agreement or any other pharmaceutical product that Cutia is then researching, developing or commercializing, alone or with one or more collaborators).
1.15 “Competing Product” means a pharmaceutical product, other than a Licensed Product, that contains minocycline, alone or in combination with other ingredients, formulated for topical delivery.
1.16 “Confidential Information” of a Party means any and all Information of such Party or its Affiliates that is disclosed to the other Party or its Affiliates under this Agreement, whether in oral, written, graphic, or electronic form. In addition, all Information disclosed by a Party or its Affiliates pursuant to the confidentiality agreement between the Parties dated as of January 23, 2020 (the “Confidentiality Agreement”) is the Confidential Information of such Party disclosed hereunder; provided, however, that any use or disclosure of any such Information that is authorized under Article 12 shall not be restricted by, or be deemed a violation of, the Confidentiality Agreement. For clarity, Foamix Licensed Know-How is the Confidential Information of Foamix.
1.17 “Control” means, with respect to any material, Information, Patent or other intellectual property right, possession of the right, whether directly or indirectly, and whether by ownership, license, or otherwise, to grant a license, sublicense, or other right to or under, such material, Information, Patent, or intellectual property right without violating the terms of any existing agreement or other arrangement with any Third Party; provided that, with respect to any material, Information, Patent or other intellectual property right obtained by Foamix after the Effective Date from a Third Party, Foamix shall be deemed to Control such material,

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Information, Patent or other intellectual property right only if it possesses the right to grant such license, sublicense, or other right thereto without being obligated to pay any royalties or other consideration therefor, unless Cutia agrees in advance of any grant of rights thereto to pay such royalties or other consideration. “Controlled” has a correlative meaning.
1.18 “Cover” means, with respect to a Patent and a Licensed Product, that the Manufacture, use, offer for sale, sale or import of a Licensed Product, absent a license to such Patent or Licensed Product, would infringe a Valid Claim in such Patent; provided, however, that in determining whether a claim of a pending Patent application would be infringed, it shall be treated as if issued in the form then currently being prosecuted. “Covered” and “Covering” have the correlative meanings.
1.19 “Cutia Territory” means, collectively, mainland China, Taiwan, Hong Kong and Macau (each a “Region”).
1.20 “Data” means all data, non-clinical data, preclinical data and clinical data, generated by or on behalf of a Party or its Affiliates or their respective sublicensees pursuant to activities conducted under this Agreement; provided, that Data excludes CMC Information. For clarity, Data does not include any patentable inventions.
1.21 “Development” means all activities conducted after the Effective Date relating to preclinical and clinical trials, toxicology testing, statistical analysis, publication and presentation of study results with respect to Licensed Products, and the reporting, preparation and submission of regulatory applications (including any CMC Information) for obtaining, registering and maintaining Regulatory Approval of Licensed Products, including the conduct of Phase 4 Clinical Trials; provided, however, “Development” excludes any activities relating to the Manufacture of Licensed Product. “Develop” and “Developing” have the correlative meanings.
1.22 “Divest” means the sale or transfer of rights to the Competing Program to a Third Party where neither the assigning Party nor its assignee have the right to engage, and neither the assigning Party nor its assignee in fact engage, in any management, governance or decision-making activities in connection with such Competing Program. “Divestiture” has the correlative meaning.
1.23 “Executive Officers” means the Chief Executive Officer of Foamix and Chief Executive Officer of Cutia or their respective designees.
1.24 “FDA” means the U.S. Food and Drug Administration or any successor entity thereto.
1.25 “Field” means, with respect to each Licensed Product, (a) each dermatological Indication for which such Licensed Product receives Regulatory Approval in the United States and (b) with respect to FCD105, any other Indications agreed by the Parties pursuant to Section 4.8.

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1.26 “First Commercial Sale” means the first sale of a Licensed Product in the Cutia Territory to a Third Party after Regulatory Approval has been obtained in the Cutia Territory.
1.27 “Fiscal Year” means Cutia’s fiscal year that starts on January 1 and ends on December 31.
1.28 “Foamix Licensed Know-How” means all Information (including Data and Regulatory Materials) that (a) is Controlled by Foamix and/or its Affiliates (i) as of the Effective Date or (ii) during the Term, and (b) is necessary or reasonably useful for the Development or Commercialization of Licensed Products in the Field in the Cutia Territory.
1.29 “Foamix Licensed Patents” means all Patents that (a) are Controlled by Foamix and/or its Affiliates (i) as of the Effective Date or (ii) during the Term, and (b) Cover the Development or Commercialization of Licensed Products in the Field in the Cutia Territory, including Foamix’s interest in any Patents claiming any Foamix Inventions and Joint Inventions. Foamix Licensed Patents existing as of the Effective Date are set forth in Exhibit A.
1.30 “Foamix Technology” means the Foamix Licensed Know-How and Foamix Licensed Patents.
1.31 “Foamix Territory” means the world except for the Cutia Territory.
1.32 “GCP” or “Good Clinical Practices” means the then-current standards, practices and procedures promulgated or endorsed by the FDA as set forth in the guidelines entitled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” including related regulatory requirements imposed by the FDA and comparable regulatory standards, practices and procedures promulgated by the NMPA or other Regulatory Authority applicable to the Cutia Territory, as they may be updated from time to time, including applicable quality guidelines promulgated under the ICH.
1.33 “Generic Product” means, with respect to a Licensed Product in a Region, any pharmaceutical product that (a) (i) contains the same active pharmaceutical ingredients as such Licensed Product, (ii) is in the same form and format as such Licensed Product, and (iii) is approved by the Regulatory Authority in such Region based on reference to data contained in an earlier regulatory filing; and (b) is sold in such Region by a Third Party that is not a sublicensee and did not purchase such product or its active pharmaceutical ingredients from Cutia or its Affiliates or sublicensees.
1.34 “GLP” or “Good Laboratory Practices” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and comparable regulatory standards promulgated by NMPA or other Regulatory Authority applicable to the Cutia Territory, as may be updated from time to time, including applicable quality guidelines promulgated under the ICH.
1.35 “Government Official” means (a) any official or employee of any Governmental Authority, or any department, agency, or instrumentality thereof (including without limitation

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commercial entities owned or controlled, directly or indirectly, by a Governmental Authority), (b) any political party or official thereof, or any candidate for political office, or (c) any official or employee of any public international organization.
1.36 “Governmental Authority” means any multi-national, national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).
1.37 “ICH” means International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.
1.38 “Indication” means a separately defined, well-categorized class of human disease or condition for which a separate MAA (including any extensions or supplements) is required to be filed with a Regulatory Authority. For clarity, if an MAA is approved for a Licensed Product in a particular Indication and patient population, a label expansion for such Licensed Product to include such Indication in a different patient population shall not be considered a separate Indication.
1.39 “Information” means any data, results, technology, business or financial information or information of any type whatsoever, in any tangible or intangible form, including know-how, copyrights, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulae, software, algorithms, marketing reports, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, clinical test data and data resulting from non-clinical studies), stability data and other study data and procedures.
1.40 “Inventions” means any inventions or discoveries, including processes, manufacture, composition of matter, Information, methods, assays, designs, protocols, and formulas, and improvements or modifications thereof, patentable or otherwise, that are generated, developed, conceived or reduced to practice (constructively or actually) by or on behalf of a Party or its Affiliates or their respective sublicensees (a) pursuant to activities conducted under this Agreement, or (b) in connection with the Development, Manufacture, and Commercialization of Licensed Product, in each case of (a) and (b), including all rights, title and interest in and to the intellectual property rights therein and thereto; provided, however, that Inventions exclude Data.
1.41 “Laws” means, with respect to a given country, the applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, municipal, city or other political subdivision, domestic or foreign that may be in effect from time to time in such country and that relate to a Party’s activities under this Agreement.
1.42 “Licensed Product” means each of:

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(a) Foamix’s minocycline topical foam product referred to as Amzeeq™, 4%, in the form and format described in NDA 212379 approved by the FDA on October 18, 2019 (“Amzeeq™”),
(b) Foamix’s minocycline topical foam product referred to as FMX103, 1.5%, and in the form and format described in NDA N050808 for such product (i) submitted by or on behalf of Foamix in the United States and (ii) approved by the FDA (“FMX103”), and
(c) Foamix’s combination minocycline and adapalene foam product referred to as FCD105 and in the form and format described in the first MAA for such product (i) submitted by or on behalf of Foamix in the United States and (ii) approved by the FDA (“FCD105”).
1.43 “Manufacture” and “Manufacturing” mean activities directed to manufacturing, processing, filling, finishing, packaging, labeling, quality control, quality assurance testing and release, post-marketing validation testing, inventory control and management, storing and transporting any Licensed Product, including oversight and management of vendors therefor.
1.44 “Manufacturing Cost” means, with respect to a particular Licensed Product (whether as active pharmaceutical ingredient or finished form) supplied by Foamix pursuant to Section 7.1: (a) if Foamix or its Affiliate Manufactures the applicable Licensed Product, [***]; or (b) if a Third Party Manufactures such Licensed Product, [***].
1.45 “Marketing Authorization Application” or “MAA” means a New Drug Application (“NDA”) or any other application to the appropriate Regulatory Authority for approval to market a Licensed Product, but excluding pricing approvals.
1.46 “Net Sales” means the gross amounts billed or invoiced by Cutia, its Affiliates and their respective sublicensees for sales of Licensed Products to Third Parties, less the following deductions to the extent reasonable, customary, and actually allowed and taken with respect to such sales:
(a) trade, cash or quantity discounts not already reflected in the amount invoiced, to the extent related to the gross amount billed or invoiced;
(b) price reductions, rebates and administrative fees (including those paid or credited to pharmacy benefit managers, governmental authorities or otherwise);
(c) shipping costs, including freight, insurance and other transportation charges or costs incurred in shipping of Licensed Products to Third Parties (provided that, such shipping costs shall not be in excess of one percent (1%) of Net Sales with respect to any given Calendar Quarter);
(d) sales, use, excise, value-added or similar taxes, customs duties and other governmental fees, charges and surcharges imposed on the sale of Licensed Products;

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(e) amounts repaid or credited by reason of rejections, defects, recalls or returns;
(f) amounts paid or credited for wholesaler chargebacks; and
(g) any receivables that have been included in gross sales and are deemed to be uncollectible according to Accounting Standards (any such bad debt deductions shall be applied to Net Sales in the period in which such receivables are written off) (provided that, the amount of such receivables shall not be in excess of two percent (2%) of Net Sales with respect to any given Calendar Quarter).
Notwithstanding the foregoing, amounts received or invoiced by Cutia, its Affiliates, or their respective sublicensees for the sale of Licensed Product among Cutia, its Affiliates or their respective sublicensees shall not be included in the computation of Net Sales hereunder unless the purchasing entity is the end-user. For purposes of determining Net Sales, the Licensed Product shall be deemed to be sold when billed or invoiced. Net Sales shall be accounted for in accordance with standard Cutia practices for operation by Cutia, its Affiliates or their respective sublicensees, as practiced in the Cutia Territory, but in any event in accordance with Accounting Standards consistently applied in the Cutia Territory. For clarity, a particular item may only be deducted once in the calculation of Net Sales. Notwithstanding anything to the contrary in the foregoing, to the extent any amounts deducted pursuant to subsections (d) or (g) above are subsequently recovered by Cutia, its Affiliates, or their respective sublicensees during the Term, such recovered amounts shall be deemed “Net Sales” for the subsequent Calendar Quarter; provided that, if no royalties are owed by Cutia for such subsequent Calendar Quarter Cutia shall promptly refund such recovered amounts to Foamix.
The transfer of any Licensed Product to an Affiliate, sublicensee, or other Third Party (x) in connection with the research, development or testing of a Licensed Product (including the conduct of Clinical Trials), (y) for purposes of distribution as promotional samples, or (z) at no charge for indigent or similar public support or compassionate use programs, will not, in any case, be considered a Net Sale of a Licensed Product under this Agreement.
With respect to any transfer of any Licensed Product in the Cutia Territory for any substantive consideration other than monetary consideration on arm’s length terms, for the purposes of calculating the Net Sales under this Agreement, such Licensed Product shall be deemed to be sold exclusively for money at the average Net Sales price charged to Third Parties for cash sales in the Cutia Territory during the applicable reporting period (or if there were only de minimus cash sales in the Cutia Territory, at the fair market value as determined by comparable markets).
Cutia, its Affiliates, and their respective sublicensees shall sell the Licensed Product as a standalone product and will not sell the Licensed Product in combination with other pharmaceutical or biologics products, diagnostic products, or active ingredients or as part of a bundle with other products or offer packaged arrangements to customers that include the Licensed Product, except with Foamix’s prior written consent.

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1.47 “NMPA” means the National Medical Product Administration of the People’s Republic of China, formerly known as the China National Drug Administration, or any successor agency or authority thereto.
1.48 “Patents” means (a) pending patent applications, issued patents, utility models and designs; (b) reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing; and (c) extensions, renewals or restorations of any of the foregoing by existing or future extension, renewal or restoration mechanisms, including supplementary protection certificate, patent term additions, patent term extensions or the equivalent thereof.
1.49 “Person” means an individual, corporation, partnership, limited liability company, limited partnership, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity not specifically listed herein.
1.50 “Phase 1 Clinical Trial” means any human clinical trial of a Licensed Product conducted mainly to evaluate the safety of chemical or biologic agents or other types of interventions (e.g., a new radiation therapy technique) that would satisfy the requirements of 21 C.F.R. § 312.21(a) or its non-United States equivalents.
1.51 “Phase 2 Clinical Trial” means any human clinical trial of a Licensed Product conducted mainly to test the effectiveness of chemical or biologic agents or other types of interventions for purposes of identifying the appropriate dose for a Phase 3 Clinical Trial for a particular Indication or Indications that would satisfy the requirements of 21 CFR § 312.21(b) or its non-United States equivalents.
1.52 “Phase 3 Clinical Trial” means any human clinical trial of a Licensed Product designed to: (a) establish that such Licensed Product is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with the Licensed Product in the dosage range to be prescribed; and (c) support regulatory approval of such Licensed Product, that would satisfy the requirements of 21 CFR § 312.21(c) or its non-United States equivalents.
1.53 “Phase 4 Clinical Trial” means any human clinical trial of a Licensed Product that is: (a) designed to satisfy a requirement of a Regulatory Authority in order to maintain a Regulatory Approval for such Licensed Product or (b) conducted after the first Regulatory Approval of a Licensed Product in the same Indication for which a Licensed Product received Regulatory Approval.
1.54 “Pivotal Clinical Trial” means a pivotal clinical trial of a Licensed Product in human patients (whether or not designated a Phase 3 Clinical Trial) in any Region with a defined dose or a set of defined doses of a Licensed Product designed to ascertain efficacy and safety of such Licensed Product for the purpose of submitting applications for MAA approval to the competent Regulatory Authorities.

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1.55 “Proper Conduct Practices” means, with respect to a Party, each of its Representatives not, directly or indirectly, (a) making, offering, authorizing, providing or paying anything of value in any form, whether in money, property, services or otherwise to any Government Official, or other Person charged with similar public or quasi-public duties, or to any customer, supplier, or any other Person, or to any employee thereof, or failing to disclose fully any such payments in violation of the laws of any relevant jurisdiction to (i) obtain favorable treatment in obtaining or retaining business for it or any of its Affiliates, (ii) pay for favorable treatment for business secured, (iii) obtain special concessions or for special concessions already obtained, for or in respect of it or any of its Affiliates, in each case which would have been in violation of any Law, (iv) influence an act or decision of the recipient (including a decision not to act) in connection with the Person’s or its Affiliate’s business, (v) induce the recipient to use his or her influence to affect any government act or decision in connection with the Person’s or its Affiliate’s business or (vi) induce the recipient to violate his or her duty of loyalty to his or her organization, or as a reward for having done so; (b) engaging in any transactions, establishing or maintaining any fund or assets in which it or any of its Affiliates will have proprietary rights that have not been recorded in the books and records of it or any of its Affiliates; (c) making any unlawful payment to any agent, employee, officer or director of any Person with which it or any of its Affiliates does business for the purpose of influencing such agent, employee, officer or director to do business with it or any of its Affiliates; (d) violating any provision of applicable Anti-Corruption Laws; (e) making any payment in the nature of bribery, fraud, or any other unlawful payment under the Law of any jurisdiction where it or any of its Affiliates conducts business or is registered; or, (f) if such Person or any of its Representatives is a Government Official, improperly using his or her position as a Government Official to influence the award of business or regulatory approvals to or for the benefit of such Person, its Representatives or any of their business operations, or failing to recuse himself or herself from any participation as a Government Official in decisions relating to such Person, its Representatives or any of their business operations.
1.56 “Regulatory Approval” means any and all approvals (including marketing authorization approvals, supplements, amendments, pre- and post-approvals, and pricing and reimbursement approvals), licenses, registrations or authorizations of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the Manufacture, distribution, use or commercial sale of a Licensed Product in a given country or regulatory jurisdiction.
1.57 “Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval in such country or jurisdiction.
1.58 “Regulatory Materials” means regulatory applications (including MAA), submissions, notifications, communications, correspondence, registrations, Regulatory Approvals and other filings made to, received from or otherwise conducted with a Regulatory Authority in order to Develop, Manufacture, market, sell or otherwise Commercialize Licensed Products in a particular country or jurisdiction.

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1.59 “Representatives” means, as to any Person, such Person’s Affiliates and its and their successors, controlling Persons, directors, officers and employees.
1.60 “Third Party” means any Person other than a Party or an Affiliate of a Party.
1.61 “U.S. Dollar” means a U.S. dollar, and “US$” shall be interpreted accordingly.
1.62 “U.S.” or “USA” means the United States of America, including all possessions and territories thereof.
1.63 “Valid Claim” means a claim (including a process, use, or composition of matter claim) of (a) an issued and unexpired patent that has not (i) irretrievably lapsed or been revoked, dedicated to the public or disclaimed or (ii) been held invalid, unenforceable or not patentable by a court, governmental agency, national or regional patent office or other appropriate body that has competent jurisdiction, which holding, finding or decision is final and unappealable or unappealed within the time allowed for appeal, or (b) a pending patent application that has been pending for no more than seven (7) years since its earliest priority date and has not been abandoned or finally disallowed without the possibility of appeal.
1.64 “Voluntary Phase 4 Clinical Trial” means a Phase 4 Clinical Trial that is not conducted to satisfy a requirement of a Regulatory Authority in order to maintain a Regulatory Approval for such Licensed Product.
1.65 Additional Definitions: The following table identifies the location of definitions set forth in various Sections of the Agreement:

Defined Terms	Section
Additional Product	2.5
Additional Tax	8.8(b)(i)
Agreement	Preamble
Alliance Manager	3.1
Amzeeq™	1.42(a)
Claims	11.1
Competing Program	2.6(b)
Confidentiality Agreement	1.16
CRC	6.3
Cutia	Preamble
Cutia Data	9.1(b)
Cutia Indemnitees	11.1
Cutia Inventions	9.1(d)(ii)
Cutia Sublicense	2.1(c)
Cutia Withholding Tax Action	8.8(b)(i)
Development Plan	4.2
Dispute	14.1
Effective Date	Preamble

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FCD105	1.42(c)
FMX103	1.42(b)
Foamix	Preamble
Foamix Indemnitees	11.2
Foamix Inventions	9.1(d)(i)
Foamix Partner	2.2
GAAP	1.3
IFRS	1.3
Indemnified Party	11.3
Indemnifying Party	11.3
Infringement	9.4(a)
Initial Development Plan	4.2
Initial Transfer	2.7
JDC	3.2(a)
Joint Inventions	9.1(d)(iii)
Licensed Mark	9.6(a)
Losses	11.1
NDA	1.45
Party	Preamble
Product Marks	9.6(b)
Product Materials	4.6
Region	1.19
Remedial Action	5.9
Royalty Term	8.3(b)
Rules	14.2(a)
Safety Agreement	5.8(a)
SEC	12.3(c)
Supply Agreement	7.1
Term	13.1
Third Party Infringement Actions	9.5
Tax Withholding	8.8(b)
VAT	8.8(d)

ARTICLE 2
LICENSE
2.1 License to Cutia.
(a) License Grant. Subject to the terms and conditions of this Agreement, Foamix hereby grants Cutia an exclusive (even as to Foamix and its Affiliates, except as provided in Section 2.1(b) below), royalty-bearing license, with the right to sublicense (solely as provided in Section 2.1(c)), under the Foamix Technology, to Develop, use, have used, distribute, market, promote, sell, have sold, offer for sale, import, label, package and otherwise

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Commercialize Licensed Products in the Field in the Cutia Territory, including to act as the local agent for Foamix to fulfil its obligations as the MAH (Marketing Authorization Holder) of the Licensed Products in the Cutia Territory.
(b) Foamix Retained Rights. Notwithstanding the exclusive rights granted to Cutia in Section 2.1(a), Foamix and its Affiliates shall retain:
(i) the right to practice the Foamix Technology within the scope of the license granted to Cutia under Section 2.1(a) in order to perform, or have performed by a Third Party, Foamix’s obligations under this Agreement; provided that Foamix shall remain solely responsible for such Third Party’s performance of or failures to perform any obligations of Foamix under this Agreement; and
(ii) the right to practice and license the Foamix Technology outside the scope of the license granted to Cutia under Section 2.1(a).
(c) Sublicense Rights. Cutia may grant sublicenses of the license granted in Section 2.1(a) and Section 9.6(a) (i) to its Affiliates, including through multiple tiers, without requiring Foamix’s prior consent; and (ii) to Third Parties with Foamix’s prior written consent, such consent not to be unreasonably withheld, conditioned, or delayed; provided, that (x) Foamix shall respond within thirty (30) days of receiving Cutia’s written notice containing the name of the sublicensee and the material terms of a proposed sublicense, (y) that such consent shall be deemed granted by Foamix if Foamix fails to respond within such thirty (30)-day period, and (z) Cutia shall not enter into a proposed sublicense with material terms different than those presented to Foamix without first notifying Foamix of such changes and obtaining Foamix’s prior written consent pursuant to this Section 2.1(c). Cutia shall, within thirty (30) days after granting any sublicense under Section 2.1(c), notify Foamix of the execution of such sublicense and provide Foamix with a summary of the sublicense agreement (each, an “Cutia Sublicense”). Cutia shall ensure that each Cutia Sublicense is consistent with the terms and conditions of this Agreement, and Cutia shall be solely responsible for all of its sublicensees’ activities and any and all failures by its sublicensees to comply with the terms of this Agreement. Without limiting the foregoing, each Cutia Sublicense shall include the following additional terms and conditions:
(i) the sublicensee shall be bound by confidentiality obligations no less stringent than those set forth in this Agreement;
(ii) he sublicensee shall not have any right to prosecute or maintain or enforce any Foamix Licensed Patents;
(iii) the sublicensee shall assign or license to Cutia all Data and Inventions generated by or on behalf of such sublicensee, and shall grant Cutia all of the rights necessary for Cutia to fulfill its obligations under Section 9.1; and
(iv) Cutia shall use Commercially Reasonable Efforts to include in each Cutia Sublicense a provision that, if this Agreement terminates, Foamix may assume Cutia’s rights and obligations under the Cutia Sublicense.

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2.2 Foamix Partner. Foamix may enter into one (1) or more agreements with Third Parties and may grant such Third Parties the right to Develop, Manufacture, and Commercialize Licensed Products in one or more countries in the Foamix Territory (each such Third Party, a “Foamix Partner”). In addition, Foamix may exercise any or all of its rights and may fulfill any or all of its obligations under this Agreement through one (1) or more Foamix Partners; provided that (a) any such Foamix Partner is not actively developing, manufacturing or commercializing a Competing Product in the Cutia Territory, and (b) Foamix shall remain solely responsible for any Foamix Partner’s performance of or failures to perform any obligations of Foamix under this Agreement.
2.3 Negative Covenants. Cutia shall not, and shall not permit any of its Affiliates or sublicensees to, use or practice any Foamix Technology outside the scope of the license granted to it under Section 2.1(a). Cutia shall not, and shall not permit any Affiliate or sublicensee to, directly or indirectly, Develop, distribute, market, promote, sell, have sold, offer for sale, import, label, package and otherwise Commercialize Licensed Products in the Cutia Territory for any use outside the Field. Foamix shall not, and shall not permit any of its Affiliates to, directly or indirectly, Develop, distribute, market, promote, sell, have sold, offer for sale, import, label, package and otherwise Commercialize Licensed Products in the Cutia Territory for any use outside the Field unless (a) Foamix has first offered such rights to Cutia pursuant to Section 2.5 and the Parties have failed to reach agreement under Section 2.5 or (b) Foamix obtains Cutia’s prior written consent.
2.4 No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party shall be deemed by estoppel, implication, or otherwise to have granted the other Party any license or other right to any intellectual property of such Party.
2.5 Right of First Offer. Foamix hereby grants to Cutia a right of first offer to obtain an exclusive or non-exclusive license, as the Parties mutually agree, with the right to sublicense through multiple tiers, to Develop, distribute, market, promote, sell, have sold, offer for sale, import, label, package and otherwise Commercialize any topical minocycline product of Foamix, other than the Licensed Products, for any dermatological Indication in the Cutia Territory (an “Additional Product”). Foamix shall notify Cutia in writing of its desire to out-license such Additional Product. Together with such notice, Foamix shall provide Cutia with all material information in Foamix’s control relating to the applicable Additional Product. Cutia shall have fifteen (15) days from receipt of such written notice to notify Foamix in writing as to whether Cutia desires to negotiate for a license for such Additional Product. If Cutia so notifies Foamix that it does desire to negotiate for such rights for such Additional Product, then for forty-five (45) days the Parties shall negotiate in good faith a definitive agreement for such rights for such Additional Product. For clarity, Foamix may only enter into discussions, exchange information, and negotiate with a Third Party with respect to an agreement related to the transfer of or grant of rights for such Additional Product after the foregoing sixty (60)-day notice and negotiation period.
2.6 Exclusivity.

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(a) Obligations. During the Term, Cutia shall not, directly or indirectly, either by itself or with or through any of its Affiliates or any Third Party (including via any arrangement or series of arrangements with a Third Party), Develop, Manufacture or Commercialize any Competing Product in the Cutia Territory.
(b) Acquisition of Competing Program. If a Third Party becomes an Affiliate of Cutia after the Effective Date through merger, acquisition, consolidation or other similar transactions and, as of the closing date of such transaction, such Third Party is engaged in the research, development, manufacture or commercialization of a Competing Product such that, if conducted by such Third Party, it would cause Cutia to be in breach of its exclusivity obligations set forth above (a “Competing Program”) then Cutia and its new Affiliate will have twelve (12) months from the closing date of such transaction to wind down or complete the Divestiture of such Competing Program, and Cutia’s new Affiliate’s conduct of such Competing Program during such twelve (12)-month period will not be deemed a breach of Cutia’s exclusivity obligations set forth above; provided that such new Affiliate conducts such Competing Program during such twelve (12)-month period independently of the activities of this Agreement and does not use or access any of Foamix’s intellectual property rights or Confidential Information in the conduct of such Competing Program.
2.7 Transfer of Foamix Licensed Know-How. Promptly after the Effective Date and no later than one hundred (100) Business Days thereafter, Foamix shall, to the extent expressly provided for in Exhibit B, provide Cutia with complete and accurate copies through the Intralinks data room of the Foamix Licensed Know-How set forth in Exhibit B (such transfer the “Initial Transfer”). The JDC shall establish a reasonable process and schedule for the transfer of any additional Foamix Licensed Know-How that subsequently becomes Controlled by Foamix or its Affiliates during the Term. Foamix shall reasonably cooperate with Cutia in providing Cutia with copies of such Foamix Licensed Know-How in accordance with the process and schedule agreed upon through the JDC. Notwithstanding anything to the contrary, Foamix is not obligated to transfer to Cutia any CMC Information as part of the Initial Transfer or any subsequent transfer. For clarity, all Licensed Know-How, including the Initial Transfer, will be provided by Foamix in English and in such editable PDF form and format then in Foamix’s possession.
ARTICLE 3
GOVERNANCE

3.1 Alliance Managers. Within thirty (30) days after the Effective Date, each Party shall appoint and notify the other Party of the identity of a representative having the appropriate qualifications, including a general understanding of pharmaceutical development, manufacturing, and commercialization issues, to act as its alliance manager under this Agreement (the “Alliance Manager”). The Alliance Managers shall serve as the primary contact points between the Parties for the purpose of providing each Party with information on the progress and results of Cutia’s Development, Manufacturing, and Commercialization of Licensed Products. The Alliance Managers shall also be primarily responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties with

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respect to Licensed Products. Each Party may replace its Alliance Manager at any time upon written notice to the other Party.
3.2 Joint Development Committee.
(a) Formation; Purpose. Within thirty (30) days after the Effective Date, the Parties shall establish a joint development committee (the “JDC”) for the overall coordination and oversight of the Parties’ activities under this Agreement. The role of the JDC is:
(i) to review, discuss and coordinate the overall strategy for the Development, Manufacturing, and Commercialization of Licensed Products in the Cutia Territory, including related regulatory activities;
(ii) to review, discuss and approve any proposed amendments or revisions to the Development Plan, including those with respect to clinical Development activities set forth in Section 4.3, and to review, discuss and approve the conduct of any Development activities by Cutia;
(iii) to perform such other functions as appropriate to further the purposes of this Agreement, as expressly set forth in this Agreement or as determined by the Parties in writing.
(b) Members. The JDC shall be comprised of an equal number of representatives from each Party. Each Party’s representatives shall be an officer or employee of such Party or its Affiliate having sufficient seniority within the applicable Party to make decisions arising within the scope of the JDC’s responsibilities. Each Party shall initially appoint two (2) representatives to the JDC. Each Party may replace its representatives at any time upon written notice to the other Party. Each Party shall appoint one (1) of its representatives on the JDC to act as the co-chairperson. The role of the co-chairpersons is to convene and preside at the JDC meetings and to ensure the circulation of meeting agendas at least five (5) days in advance of JDC meetings and the preparation of meeting minutes and any pre-read materials in accordance with Section 3.2(c), but the co-chairpersons have no additional powers or rights beyond those held by other JDC representatives. Employees or consultants of either Party that are not representatives of the Parties on the JDC may attend meetings of the JDC, provided that such attendees shall not vote or otherwise participate in the decision-making process of the JDC and are subject to obligations of confidentiality substantially similar to the provisions set forth in Section 12.1.
(c) Meetings. The JDC shall meet at least every six (6) months during the Term, and at least one (1) such meeting per calendar year shall be in-person, unless the Parties mutually agree in writing to a different frequency for such meetings. Either Party may also call a special JDC meeting (by videoconference or teleconference) with reasonable advanced written notice to the other Party in the event such Party reasonably believes that a significant matter must be addressed prior to the next regularly scheduled meeting, and such Party shall promptly provide the JDC prior to the special meeting with materials reasonably adequate to enable an informed decision. All JDC meetings shall be conducted in English, and all communications

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under this Agreement shall be in English. The location of each in-person JDC meeting shall alternate between locations reasonably selected by each of the Parties. The co-chairpersons shall be responsible for preparing reasonably detailed written minutes of the JDC meetings that reflect all material decisions made at such meetings. The co-chairpersons shall send draft meeting minutes to each representative of the JDC for review and approval within ten (10) Business Days after the JDC meeting. Such minutes shall be deemed approved unless one or more JDC representatives object to the accuracy of such minutes within ten (10) Business Days of receipt.
3.3 Decision Making. The JDC shall strive to seek consensus in its actions and decision making process, and all decisions by the JDC shall be made by consensus, with each Party having collectively one (1) vote in all decisions. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JDC, the representatives of the Parties cannot reach an agreement as to such matter (to the extent that such matter requires the agreement of the Parties hereunder) within ten (10) Business Days after such matter was brought to the JDC for resolution or after such matter has been referred to the JDC, such disagreement shall be referred to the Executive Officers for resolution. If the Executive Officers cannot resolve such matter within thirty (30) days after such matter has been referred to them, then:
(a) the Cutia Executive Officer has the final decision making authority with respect to the Development or Commercialization of Licensed Products in the Field in the Cutia Territory to the extent such Development and Commercialization activities primarily arise within the Cutia Territory and would be reasonably expected to primarily affect the Development, Commercialization, and Manufacture of Licensed Products in the Cutia Territory; provided, that the Cutia Executive Officer shall consider in good faith Foamix’s comments and suggestions with respect to such matter; provided, further, that the Cutia Executive Officer may not exercise such final decision making authority in a manner that creates an Adverse Risk;
(b) the Foamix Executive Officer has the final decision making authority with respect to all other matters not allocated to Cutia in Section 3.3(a).
For clarity, the Parties shall resolve in accordance with Section 14.2 any Dispute concerning whether the Cutia Executive Officer or the Foamix Executive Officer has the final decision making authority, including a Dispute as to whether a decision by the Cutia Executive Officer creates an Adverse Risk.
3.4 Limitation of JDC Authority. The JDC shall only have the powers expressly assigned to it in this Article 3 and elsewhere in this Agreement and shall not have the authority to: (a) modify or amend the terms and conditions of this Agreement; (b) waive or determine either Party’s compliance with the terms and conditions of under this Agreement; or (c) decide any issue in a manner that would conflict with the express terms and conditions of this Agreement.
3.5 Discontinuation of the JDC. The activities to be performed by the JDC shall solely relate to governance under this Agreement, and are not intended to be or involve the delivery of services. The JDC shall continue to exist until the first to occur of: (a) the Parties

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agree to disband the JDC; or (b) Foamix provides written notice to Cutia of its intention to disband and no longer participate in the JDC. Thereafter, the JDC will have no further obligations under this Agreement and, thereafter, each Party shall designate a contact person for the exchange of information relevant to the JDC under this Agreement and decisions of the JDC shall be decisions as between the Parties, subject to the other terms and conditions of this Agreement.
3.6 Notification of Threatened Action. Each Party shall immediately notify the other Party (including by providing notice to the other Party’s Alliance Manager) of any information it receives regarding any threatened or pending action, inspection or communication by or from any Third Party, including a Regulatory Authority, which has an Adverse Risk. Upon receipt of such information, the Parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action.
3.7 No Harmful Actions. If Foamix believes that Cutia is taking or intends to take any action (or inaction) with respect to any Licensed Product that could reasonably be expected to create Adverse Risk, then Foamix may bring the matter to the attention of the JDC and the Parties shall discuss in good faith to promptly resolve such concern.
ARTICLE 4
DEVELOPMENT

4.1 Overview; Diligence. Subject to the terms and conditions of this Agreement (including the diligence obligations set forth below), Cutia shall be solely responsible for the Development of Licensed Products in the Field in the Cutia Territory, at its own cost and expense (except as otherwise expressly set forth herein), including all non-clinical and clinical studies, as necessary to obtain Regulatory Approval for Licensed Products in any Region in the Cutia Territory. Cutia shall use Commercially Reasonable Efforts to Develop and to obtain Regulatory Approval for each Licensed Product in each Region in the Cutia Territory and in each Indication for which such Licensed Product has received Regulatory Approval in the United States.
4.2 Development Plan. Without limiting the generality of the other provisions in this Article 4, Cutia shall conduct its Development activities under and in accordance with the Development Plan and shall be solely responsible for all decisions regarding the day-to-day conduct of Development within the Cutia Territory. An initial, mutually agreed Development Plan is attached hereto as Exhibit C (the “Initial Development Plan” and together with any subsequent updates pursuant to this Section 4.2, collectively the “Development Plan”). The Development Plan shall include among other things, (a) the Indications in the Field for which the Licensed Products are to be Developed, (b) critical activities to be undertaken under this Agreement, (c) go/no-go decision points and relevant decision criteria, (d) solely to the extent expressly agreed by Foamix with respect to any responsibilities allocated to Cutia, certain allocations of responsibilities between the Parties under the Development Plan, and (e) all non-clinical and clinical studies, CMC Information collection activities, and regulatory activities with respect to the Licensed Products to be conducted by or on behalf of Cutia or its Affiliates or their

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respective sublicensees in the Cutia Territory. From time to time during the Term, Cutia may prepare written amendments and updates, as appropriate, to the then-current Development Plan, and shall submit such amendments and updates to the JDC in accordance with Section 3.2. Such Development Plan and the contents therein shall be Confidential Information of Cutia.
4.3 Cooperation. Foamix shall provide such technical assistance and cooperation to Cutia as Cutia may reasonably request, as necessary or reasonably useful for Cutia to Develop or Commercialize Licensed Products in the Field in the Cutia Territory, without additional charge to Cutia. For clarity, Foamix is not obligated to provide Cutia with any CMC Information.
4.4 Development Records. Cutia shall maintain complete, current and accurate records of all activities conducted pursuant to the Development Plan by Cutia, its Affiliates and their respective sublicensees, and all Data and other Information resulting from such activities. Such records shall fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory and patent purposes. Cutia shall document all non-clinical studies and clinical trials in formal written study records in accordance with all Law, including applicable national and international guidelines such as ICH, GCP and GLP. Cutia shall, to the extent permitted by applicable Laws, permit Foamix to review and copy such records at reasonable times and to obtain access to the original to the extent necessary or useful for regulatory or patent purposes.
4.5 Development Reports. Cutia shall keep Foamix reasonably informed as to the progress and results of its and its Affiliates’ and their respective sublicensees’ work under the Development Plan (including prompt reporting of available clinical data). Without limiting the foregoing, at each regularly scheduled JDC meeting, Cutia shall provide Foamix with a written report summarizing the Development activities performed since the last JDC meeting and the results thereof, and comparing such activities with the Development Plan for such time period. Such reports shall be provided in English and at a level of detail reasonably requested by Foamix and sufficient to enable Foamix to determine Cutia’s compliance with its diligence obligations under Section 4.1. At such JDC meeting, the Parties shall discuss the status, progress and results of Cutia’s Development activities. Cutia shall promptly respond to Foamix’s reasonable questions or requests for additional information relating to such Development activities. In addition, within thirty (30) days after the end of each Fiscal Year, Cutia shall provide Foamix with a detailed written annual report in English regarding the progress under the Development Plan and results thereof (or upon Foamix’s reasonable request, on a more frequent basis).
4.6 Data Exchange. In addition to Foamix’s obligation with respect to the transfer of Foamix Licensed Know-How set forth under Section 2.7 and each Party’s adverse event, safety data, and product quality complaint reporting obligations pursuant to Section 5.8, but subject to the remainder of this Section 4.6, each Party shall, at its sole cost and expense, solely to the extent permitted by applicable Laws, promptly provide the other Party with copies of all Data and Regulatory Materials related to all Licensed Products generated by or on behalf of such Party or its Affiliates or sublicensees in the performance of Development activities of the Licensed Products in their respective territories (the “Product Materials”). The JDC may establish

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reasonable policies to effectuate such exchange of Product Materials between the Parties. For clarity, Product Materials exclude CMC Information.
4.7 Subcontractors. Cutia may engage subcontractors to conduct any activities necessary for Development of Licensed Products, including non-clinical studies, clinical studies, CMC activities (subject to Foamix’s prior written consent), and regulatory services for Licensed Products, under this Agreement, provided that such subcontractors are bound by written obligations of confidentiality consistent with this Agreement and have agreed in writing to assign to Cutia all Data, Information, inventions or other intellectual property generated by such subcontractor in the course of performing such subcontracted work. Cutia shall remain responsible for any obligations that have been delegated or subcontracted to any subcontractor, and shall be responsible for the performance of its subcontractors.
4.8 Development of FCD105.
(a) If Foamix decides, in its sole discretion, to conduct a global Clinical Trial for FCD105 (“Global Trial”) and wishes to include Clinical Trial sites in the Cutia Territory as part of such Global Trial, Foamix shall notify Cutia in writing. Cutia and Foamix shall discuss in good faith the terms of Cutia’s participation in any such Global Trial. If the Parties agree to collaborate with respect to such Global Trial, the Parties shall enter into a separate clinical trial agreement that is negotiated in good faith and contains commercially reasonable terms and conditions.
(b) In the event Foamix decides to cease, abandon or discontinue the Development of FCD105 prior to receiving Regulatory Approval therefor in the United States within five (5) years from the Effective Date (“Abandoned FCD105”), Foamix shall notify Cutia of such cessation, abandonment or discontinuance. Upon Cutia’s request within sixty (60) days after such notice, the Parties shall discuss in good faith including such Abandoned FCD105, in its then-current form and format at the time of the cessation, abandonment or discontinuance, as a Licensed Product under this Agreement. If the Parties agree to include Abandoned FCD105 as a Licensed Product under this Agreement, the Parties shall amend and modify this Agreement as necessary to adjust the rights and obligations of the Parties hereunder with respect to the Abandoned FCD105.
ARTICLE 5
REGULATORY MATTERS

5.1 Holder of Regulatory Approvals and Regulatory Materials. Foamix shall initially be the holder of Regulatory Approvals and Regulatory Material for Licensed Products in the Cutia Territory to the extent required by Law in the Cutia Territory. As soon as is practicable during the Term, the Parties shall cooperate in good faith to enable Cutia to hold all Regulatory Approvals and Regulatory Materials, whether by transfer to Cutia of such Regulatory Approvals and Regulatory Materials or through the submission by Cutia of a new application for Regulatory Approval in a Region in the Cutia Territory, to the extent permitted by Law and in accordance therewith. Cutia shall reimburse Foamix’s actual costs and expenses related to Foamix’s cooperation to enable Cutia to hold all such Regulatory Approvals and Regulatory Materials.

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5.2 Cutia Responsibilities.
(a) Cutia shall conduct all regulatory activities delegated to Cutia in this Agreement in connection with the Development and Commercialization of Licensed Products in the Cutia Territory at Cutia’s sole cost and expense. During such time that Foamix is the holder of Regulatory Approvals and Regulatory Materials for Licensed Products in the Cutia Territory, Cutia shall act as the express and authorized regulatory agent of record for Foamix in the Cutia Territory, and shall carry out specific activities delegated to Cutia by Foamix that are within the scope of this Agreement. Promptly after the Effective Date, the Parties shall execute such documents as are required for Cutia to act as Foamix’s express and authorized regulatory agent of record in the Cutia Territory. Cutia shall, and shall ensure that its Affiliates and sublicensees, comply with all Laws in its conduct of regulatory activities under this Agreement, and Cutia shall use Commercially Reasonable Efforts, in its capacity as a regulatory agent of record for Foamix in the Cutia Territory, to comply with guidelines in the United States applicable to regulatory agents of record to the extent that equivalent guidelines do not exist in the Cutia Territory, and only to the extent that such guidelines do not conflict with Laws in the Cutia Territory. Subject to Section 5.1, Cutia shall use Commercially Reasonable Efforts to obtain and maintain all Regulatory Approvals and Regulatory Materials necessary to Manufacture Licensed Products in the Cutia Territory as soon as practicable during the Term and to the extent permitted by Law and in accordance therewith. After Regulatory Approvals and Regulatory Materials necessary for the Development and Commercialization of Licensed Products in the Cutia Territory are held by Cutia, Cutia shall be solely responsible for all regulatory activities, including making additional Regulatory Materials and obtaining additional Regulatory Approvals for Licensed Products from the Regulatory Authorities in the Cutia Territory, at its sole cost and expense; provided that, Cutia undertakes any such activities in compliance with this Agreement to the same extent as if Cutia were acting as Foamix’s authorized regulatory agent under this Agreement.
(b) Cutia, either itself or on behalf of Foamix in accordance with the foregoing Section 5.1, shall apply for Regulatory Approval of Licensed Products in each Region in the Cutia Territory, provided that Cutia has obtained, or has been provided with access by Foamix to, Data sufficient for such Regulatory Material.
(c) Except as required by Law, Cutia, its Affiliates and sublicensees shall not submit any Regulatory Materials to, or communicate with, any Regulatory Authority in the Foamix Territory regarding any Licensed Products. If such submission or communication is required by Law, Cutia shall immediately notify Foamix in writing of such requirement and the content of such submission or communication.
5.3 Foamix Responsibilities. Foamix shall use Commercially Reasonable Efforts to maintain Regulatory Approvals in the U.S. for Licensed Products. Foamix shall keep Cutia promptly informed of material notices and communications issued by the FDA in connection with Regulatory Approvals for Licensed Products in the U.S. Foamix shall reasonably cooperate with Cutia in obtaining any Regulatory Approvals for Licensed Products in the Field in the Cutia Territory by providing, to the extent Controlled by Foamix, access to Regulatory Approvals,

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Regulatory Materials, Data, Information, and documentation for Licensed Products outside of the Cutia Territory. The Parties shall establish a reasonable process and schedule for Foamix to provide CMC Information to the applicable Regulatory Authority for purposes of the MAA. With respect to CMC Information and regardless of which Party is then holding the Regulatory Materials and Regulatory Approvals for Licensed Products in the Cutia Territory, Foamix shall reasonably cooperate with Cutia, at Cutia’s cost and expense, in directly providing to Regulatory Authorities the CMC Information required to obtain Regulatory Approvals for Licensed Products in the applicable Region in the Cutia Territory. Cutia shall reimburse Foamix’s reasonable costs and expenses incurred in connection with the submission of CMC Information. Foamix shall provide all other regulatory assistance at Foamix’s cost and expense. Except as expressly permitted under this Agreement or required by Law, Foamix, its Affiliates and sublicensees shall not submit any Regulatory Materials to, or communicate with, any Regulatory Authority in the Cutia Territory regarding any Licensed Products. If such submission or communication is required by Law, Foamix shall immediately notify Cutia in writing of such requirement and the content of such submission or communication.
5.4 Right of Reference. Each Party hereby grants to the other Party the right of reference to all Regulatory Materials pertaining to Licensed Products in the Field submitted by or on behalf of such Party. Cutia may use such right of reference to Foamix’s Regulatory Materials in the Field solely for the purpose of seeking, obtaining and maintaining Regulatory Approval of Licensed Products in Field in the Cutia Territory. Foamix may use the right of reference to Cutia’s Regulatory Materials in the Field solely for the purpose of seeking, obtaining and maintaining Regulatory Approval of Licensed Products in the Foamix Territory. Each Party shall support the other Party, as reasonably requested by such other Party and at such other Party’s expense (except as otherwise provided in Section 5.3), in obtaining Regulatory Approvals in such other Party’s territory, including providing necessary documents or other materials required by Law to obtain Regulatory Approval in such territory, all in accordance with the terms and conditions of this Agreement.
5.5 Regulatory Information Sharing. Cutia shall notify Foamix of any material verbal or written communication or question relating to Licensed Products received by Cutia from the Regulatory Authority in the Cutia Territory and shall promptly notify Foamix in writing of any decision by any Regulatory Authority in the Cutia Territory regarding Licensed Products. Cutia shall provide Foamix with all Regulatory Materials containing or requesting CMC Information upon receipt, and Foamix shall provide any responses or written communications relating to the request for submission directly to the applicable Regulatory Authority. In addition, Cutia shall notify Foamix of any Regulatory Materials received from any Regulatory Authority in the Cutia Territory and shall provide Foamix with copies thereof within five (5) days after receipt. If any such Regulatory Material is not in the English language, Cutia shall also provide Foamix with both the original document and an English summary thereof.
5.6 Regulatory Audits and Inspection. Upon reasonable notice, Foamix may conduct, once every other year or at any time upon reasonable cause, an audit of safety and regulatory systems, procedures, and practices of Cutia, including on site evaluations. Cutia shall promptly notify Foamix of any inspections relating to the Development or Commercialization of

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Licensed Products by any Regulatory Authority in the Cutia Territory, including the NMPA, of which it becomes aware. Unless prohibited by Laws, Cutia shall permit Foamix’s representative to observe such inspection. Cutia shall also provide Foamix with copies of all correspondences submitted to or received from the Regulatory Authority relating to such inspection.
5.7 Meetings with Regulatory Authorities. Each Party shall provide the other Party with at least fifteen (15) days’ prior written notice (or, to the extent such meeting or discussion is scheduled in less than fifteen (15) days, notice as quickly as practicable) of any meeting or discussion with any Regulatory Authority in the Cutia Territory related to Licensed Products. Cutia shall lead all interactions with Regulatory Authorities in the Cutia Territory with respect to Licensed Products. To the extent permitted by Law and by the Regulatory Authorities, Foamix may participate (whether directly or through a representative) in all such meetings and discussions, at Foamix’s cost (except as otherwise provided in Section 5.3). If Foamix elects not to attend such meeting or discussion, Cutia shall provide Foamix with a written summary thereof in English promptly following such meeting or discussion. Cutia shall keep Foamix reasonably informed of any material regulatory developments related to Licensed Products in the Field in the Cutia Territory. At each regularly scheduled JDC meeting, Cutia shall provide Foamix with a list and schedule of any meeting or discussion with the applicable Regulatory Authorities (or related advisory committees) in the Cutia Territory planned for the next Calendar Quarter that relates to any Licensed Product in the Field.
5.8 Adverse Events Reporting.
(a) Promptly following the Effective Date, but in no event later than sixty (60) days before the commencement of a clinical study with respect to Development of any Licensed Product by Cutia in the Cutia Territory, Cutia and Foamix shall develop and agree to the worldwide safety and pharmacovigilance procedures for the Parties with respect to Licensed Products, such as safety data sharing and exchange, Adverse Events reporting and prescription events monitoring in a written agreement (the “Safety Agreement”). Such Safety Agreement shall describe the coordination of collection, investigation, reporting, and exchange of information concerning Adverse Events or any other safety problem of any significance, and product quality and product complaints involving Adverse Events, sufficient to permit each Party, its Affiliates, or sublicensees to comply with its legal obligations. The Parties shall promptly update the Safety Agreement if required by changes in legal requirements. Each Party shall comply with its respective obligations under the Safety Agreement and to cause its Affiliates and sublicensees to comply with such obligations.
(b) Cutia shall maintain an Adverse Event database for Licensed Products in the Cutia Territory, at its sole cost and expense, and, to the extent required by Laws, shall report quality complaints, Adverse Events and safety data related to Licensed Products to the applicable Regulatory Authorities in the Cutia Territory, as well as responding to safety issues and to all requests of Regulatory Authorities related to Licensed Products in the Cutia Territory. Cutia shall provide to Foamix access to Cutia’s Adverse Event database for the Cutia Territory. Foamix shall maintain a global Adverse Event database at its sole cost and expense, and, except as prohibited by applicable Law, shall provide Cutia with information contained in such global

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Adverse Event database at JDC meetings, provided, that Foamix shall promptly provide Cutia with any material Adverse Event information that arises between any such JDC meetings.
(c) Each Party shall comply with all Laws governing Adverse Events in its respective territory, and shall notify the other Party on a timely basis of any Adverse Events occurring in its respective territory. Each Party shall submit copies of reports of Adverse Events to the other Party simultaneously with submission to the applicable Regulatory Authorities. Each Party shall notify the other in a timely manner and in any event within twenty-four (24) hours of receiving any serious Adverse Event reports from Clinical Trials that each Party is monitoring, notice from a Regulatory Authority, independent review committee, data safety monitoring board or another similar Clinical Trial or post-marketing monitoring body alleging significant concern regarding a patient safety issue or other material information relevant to the safety or efficacy of Licensed Products.
5.9 Remedial Actions. Each Party shall notify the other immediately, and promptly confirm such notice in writing, if it obtains information indicating that any Licensed Product may be subject to any recall, corrective action, or other regulatory action by any Governmental Authority or Regulatory Authority (a “Remedial Action”). The Parties shall assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action. Cutia has sole discretion with respect to any matters relating to any Remedial Action in the Cutia Territory, including the decision to commence such Remedial Action and the control over such Remedial Action in the Cutia Territory; provided, however, if Foamix determines in good faith that any Remedial Action with respect to any Licensed Product in the Cutia Territory should be commenced or is required by Law or Regulatory Authority, (a) Foamix shall discuss such Remedial Action with Cutia and (b) Cutia shall consider in good faith such Remedial Action upon Foamix’s request. The cost and expenses of any Remedial Action in the Cutia Territory shall be borne solely by Cutia. Cutia shall, and shall ensure that its Affiliates and sublicensees will, maintain adequate records to permit the Parties to trace the distribution, sale and use of Licensed Products in the Cutia Territory. Each Party shall provide the other Party, at the other Party’s expense, with such assistance in connection with a Remedial Action as may be reasonably requested by such other Party. Notwithstanding the foregoing, any Remedial Action that relates to the manufacture and supply of Licensed Products by Foamix to Cutia shall be governed by the terms and conditions of the applicable Supply Agreement.
ARTICLE 6
COMMERCIALIZATION

6.1 Overview; Diligence. Subject to the terms and conditions of this Agreement (including the diligence obligations set forth below), Cutia has the sole right and responsibility for all aspects of the Commercialization of Licensed Products in the Field in the Cutia Territory, including: (a) developing and executing a commercial launch and pre-launch plan, (b) negotiating with applicable Governmental Authorities regarding the price and reimbursement status of Licensed Products; (c) marketing, advertising and promotion; (d) booking sales and distribution and performance of related services; (e) handling all aspects of order processing, invoicing and collection, inventory and receivables; (f) providing customer support, including

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handling medical queries, and performing other related functions; and (g) conforming its practices and procedures to Laws relating to the marketing, detailing and promotion of Licensed Products in the Field in the Cutia Territory. Cutia shall bear all of the costs and expenses incurred in connection with such Commercialization activities. Cutia shall use Commercially Reasonable Efforts to Commercialize the Licensed Products in the Cutia Territory.
6.2 Commercialization Report. For each Fiscal Year following Regulatory Approval for each Licensed Product, Cutia shall provide to Foamix within sixty (60) days after the end of such Fiscal Year a high-level annual report summarizing (a) Cutia’s activities with respect to the Commercialization of Licensed Products in such Fiscal Year and (b) Cutia’s anticipated activities with respect to the Commercialization of Licensed Products in the next Fiscal Year. Such reports and the contents therein shall be Confidential Information of Cutia.
6.3 Data Exchange. Cutia shall keep Foamix reasonably informed of Cutia’s, its Affiliates’ and their respective sublicensees’ Commercialization activities with respect to the Licensed Products in the Field in the Cutia Territory. Foamix shall provide to Cutia, upon Cutia’s request, and no more than once each Calendar Quarter, at Foamix’s cost, access to materials prepared by or on behalf of Foamix that are approved and authorized to be distributed as promotional materials pursuant to Foamix’s internal commercial review committee (“CRC”) that are necessary or reasonably useful in connection with Cutia’s Commercialization of Licensed Products in the Field in the Cutia Territory (including relevant final and CRC-approved training materials, and any final global brand and global market research materials, in each case, with respect to Licensed Products). Until Cutia has received Regulatory Approval for a Licensed Product in a Region in the Cutia Territory, Foamix shall provide such promotional materials in read-only access format.
6.4 No Diversion. Each Party hereby covenants and agrees that it shall not, and shall ensure that its Affiliates and sublicensees will not, directly or indirectly, promote, market, distribute, import, sell or have sold the Licensed Products, including via internet or mail order, in the other Party’s territory. With respect to any country in the other Party’s territory, a Party shall not, and shall ensure that its Affiliates and their respective sublicensees will not: (a) establish or maintain any branch, warehouse or distribution facility for Licensed Products in such countries, (b) knowingly engage in any advertising or promotional activities relating to Licensed Products that are directed primarily to customers or other purchaser or users of Licensed Products located in such countries, (c) actively solicit orders for Licensed Products from any prospective purchaser located in such countries, or (d) knowingly sell or distribute Licensed Products to any person in such Party’s territory who intends to sell or has in the past sold Licensed Products in such countries. If either Party receives any order for any Licensed Product from a prospective purchaser reasonably believed to be located in a country in the other Party’s territory, such Party shall immediately refer that order to the other Party and such Party shall not accept any such orders. Each Party shall not deliver or tender (or cause to be delivered or tendered) Licensed Products into a country in the other Party’s territory. Each Party shall not, and shall ensure that its Affiliates and their respective sublicensees will not, knowingly restrict or impede in any manner the other Party’s exercise of its retained exclusive rights in the other Party’s territory.

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ARTICLE 7
MANUFACTURE AND SUPPLY

7.1 Foamix Manufacture and Supply. Except as otherwise provided for in this Agreement or a Supply Agreement, Cutia shall purchase from Foamix, and Foamix shall use Commercially Reasonable Efforts to supply to Cutia, all of Cutia’s requirements for the Licensed Products, subject to the terms and conditions of each Supply Agreement. [***].
7.2 Cutia Supply; Manufacturing Technology Transfer. Foamix may require that Cutia, and Cutia shall, assume the Manufacture of all of Cutia’s requirements for the Licensed Products for use in the Cutia Territory in accordance with the procedures set forth in this Section 7.2. At any time after twelve (12) months after the First Commercial Sale of a Licensed Product in the Cutia Territory, Foamix may provide written notice to Cutia of its transfer of the Manufacture of such Licensed Product to Cutia. The commercial Supply Agreement shall set forth the applicable time periods and mechanics of a technology transfer that is reasonably necessary for Cutia, itself or through an Affiliate or Third Party, to Manufacture such Licensed Product for use in the Cutia Territory, including the transfer to Cutia relevant documents and information to the extent Controlled and actually used in the Manufacture of Licensed Products by Foamix as of such transfer date, and the provision of technical assistance and support. Cutia shall pay Foamix’s external and internal costs incurred in connection with providing such information or assistance, as further set forth in the commercial Supply Agreement.
7.3 Distribution. Cutia will be solely responsible for the distribution of Licensed Products in the Field in the Cutia Territory.
7.4 Brand Security and Anti-Counterfeiting. The Parties will establish contacts for communication regarding brand security issues, and each Party shall reasonably cooperate with the other Party with respect thereto.
ARTICLE 8
COMPENSATION

8.1 Initial Upfront Payments. As partial consideration for the licenses granted under this Agreement and as reimbursement of Foamix’s certain research and development expenses and activities conducted prior to the Effective Date, Cutia shall pay Foamix a one-time, non-refundable, non-creditable payment of ten million U.S. Dollars (US$10,000,000) as follows: (a) six million U.S. Dollars (US$6,000,000) within twenty-five (25) Business Days after the Effective Date, and (b) four million U.S. Dollars (US$4,000,000) within one hundred (100) Business Days after the Effective Date, provided that Foamix has provided Cutia with the Foamix Licensed Know-How set forth in Exhibit B.
8.2 Milestone Payment. Cutia shall pay to Foamix a one-time, non-refundable, non-creditable milestone payment of one million U.S. Dollars (US$1,000,000) within thirty (30) Business Days after the first Regulatory Approval of the first Licensed Product by the NMPA, whether achieved by or on behalf of Cutia, its Affiliate, or their respective sublicensees. For

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clarity, such milestone payment shall be due only once for all Licensed Products and shall not exceed one million U.S. Dollars (US$1,000,000).
8.3 Royalties on Net Sales.
(a) Royalty Rate. Subject to the terms and conditions of this Section 8.3, within sixty (60) days after the end of each Calendar Quarter during the Royalty Term, Cutia shall pay to Foamix non-creditable, non-refundable royalties on the Net Sales in the Cutia Territory during such Calendar Quarter, [***].
(b) Royalty Term. Royalties payable under Section 8.3(a) shall be paid by Cutia (on a Licensed Product-by-Licensed Product and Region-by-Region basis) beginning on the date of the First Commercial Sale of each Licensed Product in a Region in the Cutia Territory and continuing until the later of: (i) ten (10) years from the date of First Commercial Sale of such Licensed Product in such Region, and (ii) expiration of the last Valid Claim of a Foamix Licensed Patent Covering such Licensed Product in such Region (the “Royalty Term”). For clarity, if a Valid Claim of a Foamix Licensed Patent Covers the Manufacture of such Licensed Product in such Region, then regardless of whether such Licensed Product is actually manufactured in such Region, such Licensed Product shall be deemed to be Covered by a Valid Claim of a Foamix Licensed Patent in such Region.
(c) Generic Competition. If, in a Region within the Territory during the Royalty Term for a Licensed Product, sales of all Generic Products to such Licensed Product in such Region in a Calendar Quarter exceed [***] of the unit volume of all sales of such Licensed Product plus the unit volume of all sales of such Generic Products to such Licensed Product in such country, then the royalty rate payable by Cutia to Foamix with respect to Net Sales of the Licensed Product in such Region for such Calendar Quarter shall be reduced by [***] of the otherwise applicable rate. If, in a Region within the Territory during the Royalty Term for a Licensed Product, sales of all Generic Products to such Licensed Product in such Region in a Calendar Quarter exceed [***] of the unit volume of all sales of such Licensed Product plus the unit volume of all sales of such Generic Products to such Licensed Product in such country, then the royalty rate payable by Cutia to Foamix with respect to Net Sales of the Licensed Product in such Region for such Calendar Quarter shall be [***]. All such determinations of the unit volume of sales shall be based upon a mutually acceptable calculation method using market share data provided by a reputable and mutually agreed upon provider, such as IMS Health.
(d) Third Party License. To the extent a Third Party license is necessary to make, use, import, sell, have sold, offer for sale or otherwise Commercialize a Licensed Product in a particular Region, the royalties payable by Cutia to Foamix shall be [***].
(e) Floor. In no circumstances will the royalties payable to Foamix under this Section 8.3 in any Calendar Quarter be reduced, as a result of Section 8.3(c)–(d) below [***] otherwise payable under Section 8.3. Cutia may carry forward to subsequent Calendar Quarters any deductions that it was not able to deduct as a result of the foregoing provision.

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8.4 Royalty Payments; Reports. Royalties under Section 8.3 shall be calculated and reported for each Calendar Quarter during the Royalty Term and shall be paid within sixty (60) days after the end of the applicable Calendar Quarter, commencing with the Calendar Quarter in which the First Commercial Sale of a Licensed Product occurs; provided, that if, after further review of its books and records of Net Sales for the Calendar Quarter for which Cutia last paid Foamix royalties, Cutia determines that the royalty rate paid during such Calendar Quarter was (i) more than [***], the corresponding overpayment received by Foamix shall be credited to Cutia against royalty payments due for the next Calendar Quarter or (ii) less than [***], Cutia shall pay the amount owed within sixty (60) days after the determination of such underpayment. Each payment or adjustment of royalties shall be accompanied by a report of Net Sales of Licensed Products by Cutia, its Affiliates and their respective sublicensees in sufficient detail to permit confirmation of the accuracy of the royalty payment made, including: (a) the amount of gross sales and Net Sales of Licensed Products in the Cutia Territory on a Licensed Product-by-Licensed Product and Region-by-Region basis, (b) an itemized calculation showing the deductions from gross sales (by each major category as set forth in the definition of Net Sales herein) to determine Net Sales, and (c) a calculation of the amount of royalties due to Foamix in U.S. Dollars, including the application of any exchange rate used.
8.5 Payment Method; Foreign Exchange. All payments owed by Cutia under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by Foamix. For clarity, all payments by Cutia to Foamix under this Agreement shall be in U.S. Dollars. The rate of exchange to be used in computing the amount of currency equivalent in U.S. Dollars of any amounts payable in U.S. Dollars by Cutia to Foamix under this Agreement shall be determined and calculated using the average rate of exchange based on OANDA rates for the Calendar Quarter in which the applicable payment is due.
8.6 Interest on Late Payments. If Foamix does not receive payment of any sum due to it on or before the due date, interest shall thereafter accrue on the sum due to Foamix until the date of payment at the per annum rate of one percent (1%) over the then-current prime rate reported in The Wall Street Journal or the maximum rate allowable by Law, whichever is lower, with such interest compounded quarterly.
8.7 Records; Audits.
(a) Cutia shall, and shall cause its Affiliates and their respective sublicensees to, maintain complete and accurate records in accordance with Accounting Standards and in sufficient detail to permit Foamix to confirm the accuracy of the calculation of royalty payments and the achievement of the milestone event. All payments and other amounts under this Agreement shall be accounted for in accordance with Accounting Standards. Upon reasonable prior notice, such records shall be available for examination during regular business hours for a period of three (3) years from the end of the Fiscal Year to which they pertain, and not more often than once each Fiscal Year, by an independent certified public accountant selected by Foamix and reasonably acceptable to Cutia, for the sole purpose of verifying the accuracy of the financial reports furnished by Cutia pursuant to this Agreement and any payments with respect thereto. Any such auditor shall not disclose Cutia’s Confidential Information, except to the extent

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such disclosure is necessary to verify the accuracy of the financial reports furnished by Cutia or the amount of payments due under this Agreement. Any amounts shown to be owed but unpaid shall be paid within thirty (30) days from the accountant’s report, plus interest (as set forth in Section 8.6) from the original due date. Any amount overpaid by Cutia shall be returned to Cutia within thirty (30) days from the accountant’s report, plus interest (as set forth in Section 8.6) from the original payment date. Foamix shall bear the full cost of such audit; provided, however, if the audit discovers that the royalties payable by Cutia for such period are more than one hundred ten percent (110%) of the royalties actually paid for such period, then Cutia shall pay the reasonable fees and expenses of such audit.
(b) Foamix shall, and shall cause its Affiliates to, maintain complete and accurate records in accordance with Accounting Standards and in sufficient detail to permit Cutia to confirm the accuracy of the calculation of the Manufacturing Cost of the Licensed Products. All such amounts under this Agreement shall be accounted for in accordance with Accounting Standards. Upon reasonable prior notice, such records shall be available for examination during regular business hours for a period of three (3) years from the end of the Fiscal Year to which they pertain, and not more often than once each Fiscal Year, by an independent certified public accountant selected by Cutia and reasonably acceptable to Foamix, for the sole purpose of verifying the accuracy of the Manufacturing Cost of the Licensed Products furnished by Foamix. Any such auditor shall not disclose Foamix’s Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of the Manufacturing Cost of the Licensed Products furnished by Foamix. Any amounts shown to be owed but unpaid shall be paid within thirty (30) days from the accountant’s report, plus interest (as set forth in Section 8.6) from the original due date. Any amount overpaid by Cutia shall be returned to Cutia within thirty (30) days from the accountant’s report, plus interest (as set forth in Section 8.6) from the original payment date. Cutia shall bear the full cost of such audit; provided, however, if the audit discovers that the Manufacturing Cost furnished by Foamix over the course of a Fiscal Year is more than one hundred ten percent (110%) of the Manufacturing Cost actually incurred in such Fiscal Year, then Foamix shall pay the reasonable fees and expenses of such audit.
(c) Foamix shall, and shall cause its Affiliates and its and their respective employees, agents and contractors, maintain complete and accurate records with respect to Foamix’s pharmacovigilance-related obligations set forth in Section 5.8. Upon reasonable prior notice, such records shall be available for examination during regular business hours for a period of three (3) years from the end of the Fiscal Year to which they pertain, and not more often than once each Fiscal Year, by Cutia or its designee that is reasonably acceptable to Foamix, for the sole purpose of ensuring compliance with NMPA and other Regulatory Authority regulations. Any such records shall be deemed Confidential Information of Foamix.
8.8 Taxes.
(a) Taxes on Income. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Agreement.

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(b) Withholding Taxes. If Cutia is required by Laws to make any tax deduction, tax withholding or similar payment from any amount paid or payable by Cutia to Foamix (a “Tax Withholding”) under this Agreement, then (1) in the case of payments to be made by Cutia to Foamix under Section 8.1, Cutia shall pay Foamix the actual stated amount set forth under this Agreement in full and shall also pay any such Tax Withholding (including any additional Tax Withholding required with respect to Cutia’s additional payments under this Section 8.8) directly to the proper Governmental Authority so that Foamix receives the full amount it would have received had no withholding tax applied and (2) in the case of all other payments to be made by Cutia to Foamix under this Agreement (including Sections 8.2 and 8.3), Cutia shall deduct such Tax Withholding, shall pay Foamix such remaining amount after deduction, and shall pay any such Tax Withholding directly to the proper Governmental Authority. If (A) a Tax Withholding is required, but some or all of the tax required to be withheld and remitted by Cutia is not withheld and/or is not remitted by Cutia, and (B) instead Foamix pays the relevant amount to a Governmental Authority, Cutia shall indemnify Foamix for the full amount of any such tax paid by Foamix and any liability (including penalties, interest and reasonable expenses) arising therefrom or with respect thereto.
(i) Taxes Resulting from Cutia Action. If Cutia is required to make a payment to Foamix subject to Tax Withholding, then (A) if such Tax Withholding arises as a result of any action by Cutia, including payment of amounts owed under this Agreement by through Cutia’s Affiliates, an assignment or transfer of this Agreement (or the rights and obligations hereunder), a change in Cutia’s tax domicile, or any failure on the part of Cutia to comply with applicable Law, (a “Cutia Withholding Tax Action”), then subject to Section 8.8(b)(ii), the payment by Cutia (in respect of which such deduction or withholding of Tax is required to be made) shall be increased by the amount necessary (the “Additional Tax”) to ensure that Foamix receives an amount equal to the amount that it would have received had no such Cutia Withholding Tax Action occurred, and. All Tax deducted and withheld from any payment made by Cutia, shall be timely remitted to the proper Governmental Authority for the account of Foamix in accordance with applicable Law.
(ii) Tax Credits and Tax Repayments. If Foamix determines that it has derived full use and benefit from a credit (arising with respect to any Additional Tax) against the payment of any other Tax owed by Foamix, or if Foamix receives a refund of any Additional Tax from the Hong Kong Tax Authority, then Foamix shall, to the extent that it can do so without prejudice to financial or tax position of Foamix, refund to Cutia an amount that, after payment to Cutia, will leave Foamix in no worse of an after-Tax position than it would have been in had it not made the payment to Cutia provided that Cutia has not previously obtained a refund or payment of any such amount from the applicable Tax authority. Nothing in this Agreement shall obligate Foamix to make available to Cutia any Tax returns, financial information, or other documents reasonably determined by Foamix to be confidential.
(c) Tax Cooperation. The Parties shall cooperate with one another and use reasonable efforts to reduce or eliminate Tax Withholding, VAT, or similar obligations in respect of payments made by Cutia to Foamix under this Agreement (including pursuant to Section 8.1 and Section 8.2). To the extent Cutia is required to deduct and withhold taxes from any payment

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to Foamix, Cutia shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to Foamix an official tax certificate or other evidence of such withholding sufficient to enable the other Party to claim such payment of taxes from any applicable Government Authority. Foamix shall use Commercially Reasonable Efforts to provide Cutia any tax forms that may be necessary in order for Cutia not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty to the extent Foamix is able to do so. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Law, of withholding taxes, VAT or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or VAT. Specifically, in the event that any tax has been withheld upon a payment made under this Agreement and been remitted by Cutia to a Governmental Authority, if requested by Cutia and if, and for so long as, the Parties acting in good faith mutually agree that there is a reasonable prospect of successfully obtaining a refund of such tax, then Cutia may, at its sole cost and expense, seek a refund of such tax from the proper Governmental Authority. Foamix shall reasonably cooperate with Cutia in the pursuit of such tax refund (including, if required by Law or by the applicable Governmental Authority, permitting Cutia to seek such tax refund in Foamix’s name and participating in any application or appeal that requires that Foamix be the party applying for such tax refund, solely with Foamix’s prior written consent); provided that, (i) Cutia shall assume responsibility for direct payment of lawyers’ and other advisors’ fees and any other costs associated with seeking such refund, and (ii) to the extent that Foamix is ever the party making such payment, Cutia agrees that forthwith upon presentation by Foamix of the applicable invoice(s), Cutia shall refund Foamix’s reasonable expenses in cooperating in the pursuit of such tax refund.
(d) VAT. All payments due to Foamix from Cutia pursuant to this Agreement shall be paid exclusive of, and without reduction for, any value-added tax (including, for greater certainty, any goods and services tax, harmonized sales tax and any similar provincial sales tax) (“VAT”) (which, if applicable, shall be payable by Cutia upon receipt of a valid VAT invoice). If Foamix determines that it is required to report any such tax, Cutia shall promptly provide Foamix with applicable receipts and other documentation necessary or appropriate for such report. For clarity, this Section 8.8(d) is not intended to limit Cutia’s right to deduct VAT in determining Net Sales. Cutia shall and hereby does indemnify Foamix for any VAT that is the responsibility of Cutia pursuant to this Section 8.8(d).
ARTICLE 9
INTELLECTUAL PROPERTY MATTERS

9.1 Ownership; License Grants.
(a) Background IP. Each Party shall own and retain all right, title, and interest in and to all Background Intellectual Property Controlled by such Party. For clarity, Foamix’s Background Intellectual Property excludes Foamix Technology, Foamix Inventions, and Joint Inventions.

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(b) Data. Foamix shall solely own all Data generated by or on behalf of Foamix. Cutia shall solely own all Data generated by or on behalf of Cutia in the Development, Manufacture, and Commercialization of Licensed Products in the Field in the Cutia Territory (“Cutia Data”). For good and valuable consideration, the receipt of which is hereby acknowledged, to the maximum extent permitted by Law, Cutia hereby grants to Foamix a perpetual, royalty-free, fully paid-up, exclusive license, with the right to grant sublicenses through multiple tiers, to use the Cutia Data to Develop, Manufacture, and Commercialize the Licensed Products in the Foamix Territory, and, to the extent the foregoing exclusive license is not permitted by Law, Cutia hereby grants to Foamix a perpetual, royalty-free, fully paid-up, non-exclusive license, with the right to grant sublicenses through multiple tiers, to use the Cutia Data to Develop, Manufacture, and Commercialize the Licensed Products in the Foamix Territory.
(c) Product Materials. Subject to the terms and conditions of this Agreement, each Party hereby grants to the other Party a fully paid-up, royalty-free license, with the right to grant sublicenses through multiple tiers, to use Product Materials generated and owned by such Party, for the Development, Manufacture (with respect to Cutia, solely to the extent applicable under Section 7.2 or a Supply Agreement) and Commercialization of Licensed Products in the other Party’s respective territory during the Term.
(d) Inventions. Inventorship of any Inventions will be determined in accordance with the standards of inventorship and conception under U.S. patent laws.
(i) Foamix Inventions. Any Inventions generated, developed, conceived or reduced to practice (constructively or actually) solely by or on behalf of Foamix, its Affiliates and their respective sublicensees, including their employees, agents and contractors (“Foamix Inventions”) shall be solely and exclusively owned by Foamix.
(ii) Cutia Inventions. Any Inventions, including Manufacturing improvements, generated, developed, conceived or reduced to practice (constructively or actually) solely by or on behalf of Cutia, its Affiliates and their respective sublicensees, including their employees, agents and contractors (“Cutia Inventions”) shall be solely and exclusively owned by Cutia. For good and valuable consideration, the receipt of which is hereby acknowledged, to the maximum extent permitted by Law, Cutia shall and hereby does grant to Foamix a perpetual, royalty-free, fully paid-up, exclusive license, with the right to grant sublicenses through multiple tiers, under the Cutia Inventions and all of Cutia’s intellectual property rights therein and thereto, to Develop, Manufacture, and Commercialize the Licensed Products in the Foamix Territory, and, to the extent the foregoing exclusive license is not permitted by Law, Cutia hereby grants to Foamix a perpetual, royalty-free, fully paid-up, non-exclusive license, with the right to grant sublicenses through multiple tiers, under the Cutia Inventions and all of Cutia’s intellectual property rights therein and thereto, to Develop, Manufacture, and Commercialize the Licensed Products in the Foamix Territory.
(iii) Joint Inventions. Any Inventions generated, developed, conceived or reduced to practice (constructively or actually) jointly by or on behalf of Cutia and Foamix, their Affiliates and respective sublicensees, including their employees, agents and contractors

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(“Joint Inventions”) shall be jointly owned by Foamix and Cutia. Each Party may use, or allow Third Parties to use, the Joint Inventions without the duty to account to the other Party.
(e) Affiliates, Sublicensees and Subcontractors. Each Party shall ensure that each of its Affiliates, sublicensees and subcontractors under this Agreement has a contractual obligation to disclose to such Party all Data, Product Materials and Inventions generated, invented, discovered, developed, made or otherwise created by them or their employees, agents or independent contractors, and to provide sufficient rights with respect thereto, so that such Party can comply with its obligations under this Article 9.
9.2 Patent Prosecution.
(a) Definition. For the purpose of this Article 9, “prosecution” (and all correlative forms of “prosecution”) of Patents includes all communication and other interaction with any patent office or patent authority having jurisdiction over a Patent application throughout the world in connection with any pre-grant proceedings and post-grant proceeding, including opposition proceedings.
(b) Foamix Licensed Patents. As between the Parties, Foamix has the first right, but not obligation, to prepare, file, prosecute and maintain or abandon the Foamix Licensed Patents on a worldwide basis. Foamix shall use Commercially Reasonable Efforts to prepare, file, prosecute, defend and maintain all Foamix Licensed Patents in the Cutia Territory; provided, however, that Foamix does not represent or warrant that any patent will issue or be granted based on patent applications contained in the Foamix Licensed Patents. After the Effective Date, Foamix shall provide Cutia reasonable opportunity to review and comment on such prosecution efforts regarding the Foamix Licensed Patents in the Cutia Territory, including, (i) promptly providing Cutia with copies of all material communications from any patent authority in the Cutia Territory with respect thereto; (ii) providing Cutia, for its review and comment, with drafts of any material filings or responses to be made to such patent authorities in a reasonable amount of time in advance of submitting such filings or responses; and (iii) considering in good faith comments thereto provided by Cutia in connection with the prosecution thereof. Cutia shall reimburse Foamix for all out-of-pocket patent expenses incurred on or after the Effective Date in connection with the preparation, filing, prosecution, and maintenance of all Foamix Licensed Patents in the Cutia Territory.
(c) Step-In Rights. If Foamix elects to cease prosecution or maintenance of a Foamix Licensed Patent in a Region in the Cutia Territory, Cutia may, at its cost, continue prosecution or maintenance of such Foamix Licensed Patent in such Region. If Cutia elects to continue prosecution or maintenance or elects to file additional applications following Foamix’s election to cease prosecution or maintenance pursuant to this Section 9.2, Foamix shall transfer the applicable patent files to Cutia or its designee and execute such documents and perform such acts at Foamix’s expense as may be reasonably necessary to allow Cutia to initiate or continue such filing, prosecution or maintenance at Cutia’s sole expense.
(d) Cooperation. Each Party shall provide the other Party with all reasonable assistance and cooperation in the patent prosecution efforts set forth in this Section 9.2, including

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providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.
9.3 Patent Term Extensions in the Cutia Territory. The JDC will discuss and recommend for which, if any, of the Patents within the Foamix Licensed Patents in the Cutia Territory the Parties should seek patent term extensions. Cutia has final decision-making authority with respect to applying for any such patent term extension in the Cutia Territory, and shall act with reasonable promptness in light of the development stage of Licensed Products to apply for any such patent term extension, where it so elects; provided, however, that if only one such Patent can obtain a patent term extension, then the Parties shall consult in good faith to determine which such Patent(s) should be the subject of efforts to obtain a patent term extension. Cutia shall cooperate fully with Foamix in making such filings or actions, including making available all required regulatory Data and Information and executing any required authorizations to apply for such patent term extension. All expenses incurred in connection with activities of Foamix with respect to the Foamix Licensed Patents for which Foamix seeks patent term extensions pursuant to this Section 9.3 shall be borne by Foamix.
9.4 Patent Enforcement.
(a) Notification; Information Sharing. If either Party becomes aware of any existing or threatened infringement of any Foamix Licensed Patent by the use, offer for sale or sale of a Product or a Competing Product (“Infringement”), it shall promptly notify the other Party in writing to that effect, and the Parties shall consult with each other regarding any actions to be taken with respect to such Infringement. Each Party shall share with the other Party all Information available to it regarding such alleged Infringement, pursuant to a mutually agreeable “common interest agreement” executed by the Parties under which the Parties agree to their shared, mutual interest in the outcome of any suit to enforce the Foamix Licensed Patents against such Infringement.
(b) Enforcement Rights. Cutia has the first right, but not the obligation, to bring an appropriate suit or other action against any Person engaged in Infringement in the Cutia Territory. If Cutia elects to commence a suit to enforce such patent rights against such Infringement, then Foamix may join such enforcement action upon notice to Cutia, and in this case the Parties shall share the cost and expense of such enforcement action equally. If Cutia notifies Foamix that it does not intend to commence a suit to enforce the applicable Foamix Licensed Patent against such Infringement or to take other action to secure the abatement of such Infringement, or fails to take any such action after a period of one hundred twenty (120) days, then Foamix may commence such a suit or take such action, at its sole cost and expense; provided that, in no event shall Cutia take any action that is likely to materially or adversely impact the scope or enforceability of the Foamix Licensed Patents in the Foamix Territory. If Foamix believes in good faith that the commencement of any such suit or action by Cutia would reasonably be likely to have such an impact, then Cutia shall not commence or continue such suit or action without the prior written consent of Foamix. In addition, neither Party shall settle any such suit or action in any manner that would limit or restrict the ability of the other Party to sell the Licensed Products in its respective Territory without the prior written consent of such Party.

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For clarity, Foamix has the sole right to bring an appropriate suit or other action against any Person engaged in Infringement in the Foamix Territory.
(c) Collaboration. Each Party shall provide the other Party with reasonable assistance in such enforcement, at such enforcing Party’s request and expense (unless a Party elects to join an enforcement action when the other Party is the enforcing Party, in which case the expenses will be shared equally by the Parties), including joining such action as a party plaintiff if required by Law to pursue such action. The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, and shall reasonably consider the other Party’s comments on any such efforts. The non-Enforcing Party shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the enforcing Party.
(d) Expenses and Recoveries. The enforcing Party shall be solely responsible for any expenses it incurs as a result of such enforcement action, except that the Parties shall share equally the cost and expense of the enforcement action when the non-enforcing Party elects to join the enforcement action. If the enforcing Party recovers monetary damages in such claim, suit or action brought under Section 9.4(a), such recovery shall be allocated first to the reimbursement of any documented expenses incurred by the Parties in such enforcement action, and any remaining amounts shall be shared by the Parties as follows:
(i) if Foamix is the enforcing Party: one hundred percent (100%) of the remaining amounts shall be retained by Foamix;
(ii) if Cutia is the enforcing Party and Foamix does not elect to join the enforcement action and share the cost and expense of the enforcement action: one hundred percent (100%) of the remaining amounts shall be retained by Cutia (provided that, such remaining amounts shall be treated as Net Sales); and
(iii) if Cutia is the enforcing Party and Foamix elects to join the enforcement action and share the cost and expense of the enforcement action: fifty percent (50%) of the remaining amounts shall be retained by Cutia, and fifty percent (50%) of the remaining amounts shall be paid to Foamix.
For clarity, Foamix shall retain all amounts recovered under any suit or action with respect to Infringement of any Foamix Licensed Patent in the Foamix Territory.
9.5 Third Party Infringement Claims. If the Development, Manufacture, or Commercialization of any Licensed Product in the Field in the Cutia Territory pursuant to this Agreement results in a claim, suit or proceeding alleging patent infringement against Foamix or Cutia (or their respective Affiliates, licensees or sublicensees) (collectively, “Third Party Infringement Actions”), such Party shall promptly notify the other Party hereto in writing. Foamix may direct and control the defense of such Third Party Infringement Action, at its own expense with counsel of its choice; provided, however, that Cutia may participate in the defense and settlement thereof, at its own expense with counsel of its choice. In any event, Foamix shall keep Cutia reasonably informed of all material developments in connection with any such Third

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Party Infringement Action for which Foamix exercises its right to direct and control the defense. Foamix agrees not to settle such Third Party Infringement Action, or make any admissions or assert any position in such Third Party Infringement Action, in a manner that would materially adversely affect the rights or interests of Cutia, without the prior written consent of Cutia, which shall not be unreasonably withheld or delayed. If Foamix does not exercise its right to direct and control the defense of a Third Party Infringement Action that is brought against Cutia, then Cutia may exercise such right and it shall keep Foamix reasonably informed of all material developments in connection with such Third Party Infringement Action, and it shall not settle such Third Party Infringement Action, or make any admissions or assert any position in such Third Party Infringement Action, in a manner that would materially adversely affect the rights or interests of Foamix, without the prior written consent of Foamix, which shall not be unreasonably withheld or delayed.
9.6 Trademarks.
(a) Foamix shall own and retain all right, title, and interest in and to all trademarks associated with any Licensed Product that are owned or Controlled by Foamix worldwide (each, a “Licensed Mark”). Foamix shall register and maintain all Licensed Marks at Foamix cost and expense, and all goodwill in any such Licensed Mark shall accrue to Foamix. Foamix hereby grants Cutia an exclusive (even as to Foamix), sublicensable right to use all Licensed Marks to Develop, Commercialize, and Manufacture Licensed Products in the Field in the Cutia Territory. Cutia shall, and shall ensure that its Affiliates and its and their respective sublicensees, use the Licensed Marks solely in connection with the Development, Commercialization, and Manufacture of Licensed Products in the Field in the Cutia Territory. For clarity, Foamix has no obligation to register or maintain any trademark in the Cutia Territory.
(b) Cutia may brand Licensed Products in the Cutia Territory using trademarks, logos, and trade names it determines appropriate for Licensed Products, which may vary by Region or within a Region (the “Product Marks”). Cutia shall own all rights in the Product Marks in the Cutia Territory and shall register and maintain the Product Marks in the Cutia Territory that it determines reasonably necessary, at Cutia’s cost and expense. Cutia shall consult with Foamix and consider Foamix’s comments in good faith in the selection and design of the Product Marks.
(c) During the Term, Cutia may request in writing a transfer of ownership of any Licensed Mark in the Cutia Territory from Foamix to Cutia. Foamix shall review such request in good faith, and within thirty (30) days of receipt of Cutia’s request to transfer ownership of such Licensed Mark, Foamix may, at its sole discretion, approve such request and submit to Cutia a written invoice for all past preparation, filing, prosecution, and maintenance costs incurred by Foamix with respect to such approved Licensed Mark. Cutia shall pay the invoiced amount to Foamix within thirty (30) days of receipt of such invoice. Upon full payment of the invoiced amount pursuant to this Section 9.6(b), Foamix hereby transfers and assigns all its right, title, and interest in and to such Licensed Mark in the Cutia Territory to Cutia.
(d) Notwithstanding anything to the contrary, to the extent required by Law, (i) Cutia may include Foamix’s name and corporate logo on the Licensed Product label,

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packaging, promotional/marketing materials to indicate that the Licensed Product is in-licensed from Foamix, and shall display Foamix’s name and corporate logo with equal prominence and comparable size, resolution, print quality, and location, as instructed by Foamix from time to time, as Cutia’s name and corporate logo is displayed, and (ii) Foamix hereby grants to Cutia a non-exclusive, fully paid-up, royalty free, sublicensable license to use Foamix’s name and corporate logo for the Commercialization of the Licensed Product in the Cutia Territory to the extent consistent with this Section 9.6(d).
ARTICLE 10
REPRESENTATIONS AND WARRANTIES; COVENANTS

10.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party, as follows:
(a) Corporate Existence. As of the Effective Date, it is a company or corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated;
(b) Corporate Power, Authority and Binding Agreement. As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally;
(c) No Conflict. The execution and delivery of this Agreement, the performance of such Party’s obligations in the conduct of the Development Plan and the license granted pursuant to this Agreement (i) do not and will not conflict with or violate any requirement of Law existing as of the Effective Date; (ii) do not and will not conflict with or violate the certificate of incorporation or by-laws (or other constating documents) of such Party; and (iii) do not and will not conflict with, violate, breach or constitute a material default under any contractual obligations of such Party or any of its Affiliates existing as of the Effective Date;
(d) No Violation. Neither such Party nor any of its Affiliates is under any obligation to any Person, contractual or otherwise, that is in violation of the terms of this Agreement or that would impede the fulfillment of such Party’s obligations hereunder;
(e) No Debarment. Neither such Party nor any of its Affiliates is debarred or disqualified under the Act or comparable Laws outside the U.S.; and
(f) No Consents. No authorization, consent, approval of a Third Party, nor to such Party’s knowledge, any license, permit, exemption of or filing or registration with or notification to any court or Governmental Authority is or will be necessary for the (i) valid

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execution and delivery of this Agreement by such Party; or (ii) the consummation by such Party of the transactions contemplated hereby.
10.2 Additional Representations and Warranties of Foamix. Foamix represents and warrants to Cutia, as of the Effective Date, as follows:
(a) Title; Encumbrances. (i) It has sufficient legal or beneficial title or ownership or license, free and clear from any mortgages, pledges, liens, security interests, conditional and installment sale agreement, encumbrances, charges or claim of any kind, of the Foamix Technology to grant the licenses to Cutia as purported to be granted pursuant to this Agreement; (ii) to Foamix’s knowledge, no Third Party has taken any action before the United States Patent and Trademark Office or a court, or any counterpart thereof outside the U.S., claiming legal or beneficial title or ownership or license of any Foamix Technology; and (iii) it has not received any written notice from any Third Party claiming legal or beneficial title or ownership or license of any Foamix Technology;
(b) Compliance. To Foamix’s knowledge, Foamix has complied in all respects with and is not in breach, violation or noncompliance of any applicable Laws with respect to its ownership, use, or Manufacture of the Licensed Products. To Foamix’s knowledge, no employee of Foamix has breached any non-use or confidentiality obligations under any agreement with his or her respective prior employers, or has otherwise misappropriated any trade secret or confidential information of such prior employers, in each case relating to the Foamix Technology;
(c) Intellectual Property Rights. The Foamix Technology includes all intellectual property rights Controlled by Foamix that (i) are necessary or reasonably useful for the Development or Commercialization of the Licensed Product by Cutia in the Cutia Territory in accordance with the terms of this Agreement as contemplated on the Effective Date or (ii) were generated, developed, conceived, reduced to practice (constructively or actually) or used by or on behalf of Foamix or its Affiliates in the Development or Commercialization of Licensed Product.
(d) The Information that Foamix has disclosed to Cutia, together with the Foamix Licensed Know-How set forth in Exhibit B, constitute all material Information (other than CMC Information) in its or its Affiliates’ possession regarding the Foamix Technology and Licensed Products (including all clinical trial and safety data, databases and analyses);
(e) To Foamix’s knowledge (without any inquiry or requirement to conduct any freedom-to-operate patent search), (i) the Development of Amzeeq™ in the manner contemplated by the Initial Development Plan and (ii) the Commercialization of Amzeeq™ in the same manner as Amzeeq™ is commercialized by Foamix in the U.S., in each case of (i) and (ii) does not infringe or misappropriate any intellectual property rights of any Third Party in the Cutia Territory.
(f) Notice of Infringement or Misappropriation. To Foamix’s knowledge, the Development, Manufacture and Commercialization of the Licensed Products ongoing as of

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the Effective Date does not infringe or misappropriate any intellectual property rights of any Third Party in the Foamix Territory. It has not received any written notice from any Third Party asserting or alleging that (i) any research, development, manufacture, or commercialization of a Licensed Product by Foamix prior to the Effective Date infringed or misappropriated the intellectual property rights of such Third Party, or (ii) the Development, Manufacture, or Commercialization of the Licensed Products in the Cutia Territory would infringe or misappropriate the intellectual property rights of such Third Party;
(g) Non-Infringement of Rights by Third Parties. To Foamix’s knowledge, no Third Party is infringing or misappropriating, or has infringed or misappropriated the Foamix Technology as of the Effective Date;
(h) No Proceeding. There is no pending, and to Foamix’s knowledge, no threatened, adverse action, suit or proceeding against Foamix involving any Foamix Technology or a Licensed Product;
(i) No Conflicts. Foamix has not entered, and shall not enter, into any agreement with any Third Party that is in conflict with the rights granted to Cutia under this Agreement, and has not taken and shall not take any action that would in any way prevent it from granting the rights granted to Cutia under this Agreement, or that would otherwise materially conflict with or adversely affect Cutia’s rights under this Agreement;
(j) Foamix hereby covenants to Cutia that neither Foamix nor any of its Affiliates or it or their respective contractors will employ or use the services of any Person who is debarred or disqualified under the Act, or comparable Laws outside the U.S., in connection with activities relating to any Licensed Product; and in the event that Foamix becomes aware of the debarment or disqualification or threatened debarment or disqualification of any Person providing services to Foamix or any of its Affiliates with respect to any activities relating to any Licensed Product, Foamix will immediately notify Cutia in writing and Foamix will cease, or cause its Affiliate or it or their respective contractors to cease (as applicable), employing, contracting with, or retaining any such Person to perform any services relating to any Licensed Product; and
(k) Foamix hereby covenants to Cutia that neither Foamix nor any of its Affiliates, nor any of their respective employees, agents or contractors shall use any confidential information obtained from any Third Party (including any prior employer), directly or indirectly, whether obtained prior to the Effective Date or during the Term, in connection with activities performed under this Agreement, and Foamix shall be solely responsible and liable for, and shall indemnify Cutia pursuant to Section 11.1 in connection with, any breach of this covenant by Foamix, any of its Affiliates, or their respective employees, agents or contractors.
10.3 Additional Representations, Warranties and Covenants of Cutia.
(a) Cutia represents and warrants to Foamix that, as of the Effective Date, to Cutia’s knowledge as of the Effective Date, Cutia does not Control any Patent that is necessary to make, use, import, offer for sale or sell Licensed Products.

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(b) Cutia hereby covenants to Foamix that neither Cutia nor any of its Affiliates or it or their respective sublicensees will employ or use the services of any Person who is debarred or disqualified under the Act, or comparable Laws outside the U.S., in connection with activities relating to any Licensed Product; and in the event that Cutia becomes aware of the debarment or disqualification or threatened debarment or disqualification of any Person providing services to Cutia or any of its Affiliates with respect to any activities relating to any Licensed Product, Cutia will immediately notify Foamix in writing and Cutia will cease, or cause its Affiliate or it or their respective sublicensee to cease (as applicable), employing, contracting with, or retaining any such Person to perform any services relating to any Licensed Product.
(c) Cutia hereby covenants to Foamix that neither Cutia nor any of its Affiliates, or its or their sublicensees, shall exploit in any manner any Licensed Product outside of the scope of the licenses expressly granted to Cutia under this Agreement.
(d) Cutia hereby covenants to Foamix that neither Cutia nor any of its Affiliates, nor any of their respective employees, agents or contractors shall use any confidential information obtained from any Third Party (including any prior employer), directly or indirectly, whether obtained prior to the Effective Date or during the Term, in connection with activities performed under this Agreement, and Cutia shall be solely responsible and liable for, and shall indemnify Foamix pursuant to Section 11.2 in connection with, any breach of this covenant by Cutia, any of its Affiliates, or their respective employees, agents or contractors.
10.4 Compliance with Laws.
(a) Each Party shall, and shall ensure that its Affiliates and their respective sublicensees will, comply in all respects with Anti-Corruption Laws, Proper Conduct Practices and all Law in the Development, Manufacturing, and Commercialization of Licensed Products and performance of its obligations under this Agreement, including the ICH, GCP, GLP and any Regulatory Authority and Governmental Authority health care programs having jurisdiction in such Party’s respective territory, each as may be amended from time to time.
(b) Each Party shall immediately notify the other Party if it has any information or suspicion that there may be a violation of any Laws (including Anti-Corruption Laws) in connection with its performance under this Agreement or the Development or Commercialization of any Licensed Product hereunder. In the event that either Party has violated or been suspected of violating any of its obligations, representations, warranties or covenants in Section 10.4(a), such Party will take reasonable actions to remedy such breach and to prevent further such breaches from occurring.
(c) Notwithstanding the foregoing, each Party will have the right, upon reasonable prior written notice and during the other Party’s regular business hours, to audit the other Party’s books and records in the event that a suspected violation of any Anti-Corruption Law needs to be investigated (in such Party’s reasonable, good-faith discretion). Such audit shall be conducted by such Party’s audit team comprised of qualified auditors who have received anticorruption training. For clarity, a credible finding, after a reasonable investigation, of any breach of Section 10.4(a) or 10.4(b) with respect to any Anti-Corruption Law, shall be deemed a

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material breach of this Agreement and allow the non-breaching Party to terminate this Agreement in accordance with Section 13.4.
10.5 No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY OR ITS AFFILIATES, AND ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED. FOR CLARITY AND WITHOUT LIMITING THE FOREGOING, FOAMIX MAKES NO REPRESENTATION OR WARRANTY CONCERNING THE LICENSED PRODUCTS OR FOAMIX TECHNOLOGY EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 10.
ARTICLE 11
INDEMNIFICATION

11.1 Indemnification by Foamix. Foamix shall defend, indemnify, and hold Cutia and its Affiliates and their respective officers, directors, employees, and agents (the “Cutia Indemnitees”) harmless from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees (“Losses”) to which any Cutia Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (collectively, “Claims”) arising out of, based on, or resulting from (a) the Development, Manufacture, or Commercialization of Licensed Products in the Foamix Territory (except to the extent that any such activities are conducted by or on behalf of Cutia or its Affiliates as permitted under this Agreement), (b) the breach of any of Foamix’s obligations under this Agreement, including Foamix’s representations, warranties or covenants set forth herein, or (c) the willful misconduct or negligent acts of any Foamix Indemnitee. The foregoing indemnity obligation shall not apply to the extent that (i) the Cutia Indemnitees fail to comply with the indemnification procedures set forth in Section 11.3 and Foamix’s defense of the relevant Claim is materially prejudiced by such failure, or (ii) any Claim arises from, is based on, or results from any activity or occurrence for which Cutia is obligated to indemnify the Foamix Indemnitees under Section 11.2.
11.2 Indemnification by Cutia. Cutia shall defend, indemnify, and hold Foamix and its Affiliates and their respective officers, directors, employees, and agents (the “Foamix Indemnitees”) harmless from and against any and all Losses to which any Foamix Indemnitee may become subject as a result of any Claims arising out of, based on, or resulting from (a) the Development, Manufacture, or Commercialization of Licensed Products by or on behalf of Cutia or its Affiliates or sublicensees on or after the Effective Date (except to the extent that any such activities are conducted by or on behalf of Foamix or its Affiliates as permitted under this Agreement) (including any Third Party Infringement Actions), (b) the breach of any of Cutia’s obligations under this Agreement, including Cutia’s representations, warranties, or covenants set forth herein, (c) actions taken by Cutia as Foamix’s local regulatory agent in the Cutia Territory,

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or (d) the willful misconduct or negligent acts of any Cutia Indemnitee. The foregoing indemnity obligation shall not apply to the extent that (i) the Foamix Indemnitees fail to comply with the indemnification procedures set forth in Section 11.3 and Cutia’s defense of the relevant Claim is materially prejudiced by such failure, or (ii) any Claim arises from, is based on, or results from any activity or occurrence for which Foamix is obligated to indemnify the Cutia Indemnitees under Section 11.1.
11.3 Indemnification Procedures. The Party claiming indemnity under this Article 11 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Claim and shall offer control of the defense of such Claim to the Indemnifying Party. The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Claim for which indemnity is being sought. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnifying Party may assume and conduct the defense of the Claim with counsel of its choice. The Indemnifying Party shall not settle any Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, unless the settlement involves only the payment of money. So long as the Indemnifying Party is actively defending the Claim in good faith, the Indemnified Party shall not settle or compromise any such Claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnifying Party shall remain responsible to indemnify the Indemnified Party as provided in this Article 11. Notwithstanding anything contained in the foregoing to the contrary, the provisions of Section 9.5 shall govern the defense of any Third Party Infringement Actions. Additionally, in the event that Foamix has elected to defend any such Third Party Infringement Action, then Cutia shall not be obligated to indemnify Foamix for any Claims related to such Third Party Infringement Action; rather, the Parties shall share such Claims equally.
11.4 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT WILL EITHER PARTY’S TOTAL LIABILITY UNDER THIS AGREEMENT EXCEED THE AMOUNT PAID OR PAYABLE BY CUTIA TO FOAMIX UNDER THIS AGREEMENT. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 11.1 OR 11.2, A PARTY’S GROSSLY NEGLIGENT OR INTENTIONAL BREACH OF THIS AGREEMENT, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF ITS EXCLUSIVITY OBLIGATIONS IN SECTION 2.6 OR ITS CONFIDENTIALITY OBLIGATIONS IN SECTION 12.

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11.5 Insurance. Each Party shall procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder and consistent with normal business practices of prudent companies similarly situated. Such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 11. Each Party shall provide the other Party with written evidence of such insurance upon request. Each Party shall provide the other Party with written notice at least thirty (30) days prior to the cancellation, nonrenewal or material change in such insurance.
ARTICLE 12
CONFIDENTIALITY

12.1 Confidentiality. Each Party agrees that, during the Term and for a period of ten (10) years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder or thereunder) any Confidential Information of the other Party, except to the extent expressly agreed in writing by the Parties. The foregoing confidentiality and non-use obligations shall not apply to any portion of the other Party’s Confidential Information that the receiving Party can demonstrate by competent written proof:
(a) was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure by the other Party;
(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;
(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party or its Affiliate in breach of this Agreement;
(d) was disclosed to the receiving Party or its Affiliate without any confidentiality obligations by a Third Party who, to the Party’s knowledge, had a legal right to make such disclosure and who did not obtain such information directly or indirectly from the other Party; or
(e) was independently discovered or developed by the receiving Party or its Affiliate without use of or reference to the other Party’s Confidential Information, as evidenced by a contemporaneous writing.
For purposes of this Section 12.1(b)–(c), Confidential Information disclosed under this Agreement shall not be deemed to be within such exceptions unless such information is readily accessible to the public in a written publication, and such exceptions shall not include information the substance of which must be pieced together from a number of different publications or other sources.

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12.2 Authorized Disclosure. Notwithstanding the obligations set forth in Section 12.1, a Party may disclose the other Party’s Confidential Information and the terms of this Agreement to the extent:
(a) such disclosure is reasonably necessary (i) for the filing or prosecuting of Patent rights as contemplated herein; (ii) to comply with the requirements of Regulatory Authorities with respect to obtaining and maintaining Regulatory Approval of Licensed Product; or (iii) for the prosecuting or defending litigation as contemplated herein;
(b) such disclosure is reasonably necessary to its or its Affiliate’s employees, agents, consultants, contractors, licensees or sublicensees on a need-to-know basis for the sole purpose of performing its obligations or exercising its rights hereunder; provided that in each case, the disclosees are bound by written obligations of confidentiality consistent with those contained in this Agreement;
(c) such disclosure is reasonably necessary to any bona fide potential or actual investor, acquiror, merger partner, or other financial or commercial partner for the sole purpose of evaluating or carrying out an actual or potential investment, acquisition or other business relationship; provided that in connection with such disclosure, such Party shall inform each disclosee of the confidential nature of such Confidential Information and require each disclosee to treat such Confidential Information as confidential; or
(d) such disclosure is reasonably necessary to comply with Laws, including regulations or rules promulgated by applicable securities commissions (or other securities regulatory authorities), security exchanges, court order, administrative subpoena or order.
Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 12.2(a) or 12.2(d), such Party shall promptly notify the other Party of such required disclosure, to the extent that it is legally authorized or permitted to so, and shall use reasonable efforts to obtain, or to assist the other Party in obtaining, a protective order preventing or limiting the required disclosure.
12.3 Publicity; Terms of Agreement.
(a) The Parties agree that the terms of this Agreement are the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in this Section 12.3.
(b) The Parties have agreed upon in principle the initial press release to announce the execution of this Agreement in substantially the form attached hereto as Exhibit E, which shall be finalized upon mutual agreement by the Parties before release. After such initial press release, if either Party desires to make a public disclosure concerning the terms of this Agreement, such Party shall give reasonable prior advance notice of the proposed text of such disclosure to the other Party for its prior review and approval (except as otherwise provided herein), which approval shall not be unreasonably withheld, conditioned, or delayed. A Party commenting on such a proposed disclosure shall provide its comments, if any, within ten (10)

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Business Days after receiving the proposed disclosure for review (or such shorter period of time as necessitated by regulatory requirements). Each Party may make a press release or other public disclosure regarding the achievement of the milestone, the achievements of Regulatory Approval in the Cutia Territory as they occur or the occurrence of other events that affect either Party’s rights or obligations under this Agreement, in each case subject only to the review procedure set forth in the preceding sentences. In relation to the other Party’s review of such an announcement, such other Party may make specific, reasonable comments on such proposed press release within the prescribed time for commentary. Neither Party is required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement that has already been publicly disclosed by such Party, or by the other Party, in accordance with this Section 12.3.
(c) Either or both Parties or their Affiliates may be obligated to file under Laws a copy of this Agreement with Governmental Authorities, including the U.S. Securities and Exchange Commission (the “SEC”). Each Party and its Affiliates may make such a required filing, provided that it requests confidential treatment of the commercial terms and sensitive technical terms hereof and thereof to the extent such confidential treatment is reasonably available. In the event of any such filing, each Party will provide the other Party with a copy of this Agreement marked to show provisions for which such Party or its Affiliate intends to seek confidential treatment and shall reasonably consider and incorporate the other Party’s timely comments thereon to the extent consistent with the legal requirements, with respect to the filing Party or Affiliate, governing disclosure of material agreements and material information that must be publicly filed.
(d) Each Party may disclose the existence and terms of this Agreement to bona fide potential or actual investors, advisors, lenders, and research collaborators, provided each such entity is bound by confidentiality obligations no less stringent than this Article 12.
12.4 Technical Publication. Cutia may not publish peer reviewed manuscripts, or provide other forms of public disclosure, including abstracts and presentations, of results of studies carried out under the Development Plan, or otherwise pertaining to the Licensed Products or Foamix Licensed Know-How, without the prior written consent of Foamix.
12.5 Equitable Relief. Each Party acknowledges that its breach of this Article 12 will cause irreparable harm to the other Party, which cannot be reasonably or adequately compensated in damages in an action at law. By reasons thereof, each Party agrees that the other Party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to seek preliminary and permanent injunctive and other equitable relief to prevent or curtail any actual or threatened breach of the obligations relating to Confidential Information set forth in this Article 12 by the other Party.
ARTICLE 13
TERM AND TERMINATION

13.1 Term. The term of this Agreement shall commence upon the Effective Date and, unless earlier terminated pursuant to this Article 13, shall remain in effect until the expiration of the Royalty Term of the last Licensed Product on a Region-by-Region basis (the “Term”). Upon

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the expiration (but not early termination) of this Agreement for all Licensed Products in a Region, the licenses granted hereunder by Foamix to Cutia shall become non-exclusive, fully paid-up, royalty-free, and perpetual for such Region.
13.2 Termination by Cutia. Cutia may terminate this Agreement in its entirety (a) at any time for convenience upon ninety (90) days’ prior written notice given to Foamix, or (b) upon prior written notice given to Foamix if a Regulatory Authority in the Cutia Territory has ordered Cutia to stop all sales of Licensed Products in the Cutia Territory due to a safety concern; provided, however, that Cutia has, for a period of ninety (90) days prior to the provision of such notice by Cutia, used Commercially Reasonable Efforts to resolve such safety concern.
13.3 Termination by Foamix. Foamix may terminate this Agreement in its entirety upon sixty (60) days’ prior written notice to Cutia, if Cutia or its Affiliates or their respective sublicensees (directly or indirectly, individually or in association with any other Person) challenges the validity, enforceability or scope of any Foamix Licensed Patent in a litigation or other court proceeding, unless during such sixty (60)-day period the subject challenge is permanently dismissed or withdrawn and is not thereafter reinstituted or continued; provided that in the event Cutia’s sublicensee initiates such challenge, Foamix may not terminate this Agreement if (i) Cutia successfully causes such sublicensee to withdraw such challenge within such sixty (60)-day period, or (ii) Cutia successfully terminates such sublicense and provides written evidence of such termination to Foamix within such sixty (60)-day period.
13.4 Termination for Breach. Each Party may terminate this Agreement in its entirety immediately upon written notice to the other Party if the other Party materially breaches its obligations under this Agreement and, after receiving written notice identifying such material breach in reasonable detail, fails to cure such material breach within sixty (60) days from the date of such notice; provided that, such cure period shall be extended for up to an additional sixty (60) days upon the breaching Party providing a written plan that reasonably demonstrates the need for such additional time and continuing to use Commercially Reasonable Efforts to cure such breach. If either Party disputes (a) whether such material breach has occurred, or (b) whether the defaulting Party has cured such material breach, the Parties shall promptly resolve the Dispute under Article 14. During the pendency of such a Dispute, all of the terms and conditions of this Agreement remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.
13.5 Termination Due to Bankruptcy. Either Party may terminate this Agreement if, at any time, the other Party files in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within sixty (60) days after the filing thereof, or if the other Party proposes or becomes a Party to any dissolution or liquidation, or if the other Party makes an assignment for the benefit of its creditors.

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13.6 Effect of Termination. Upon any termination of this Agreement, the following shall apply (in addition to any other rights and obligations under this Agreement with respect to such termination):
(a) Licenses. All licenses and other rights granted by Foamix to Cutia under this Agreement shall terminate, including all sublicenses granted by Cutia unless such sublicenses are assumed by Foamix pursuant to Section 2.1(c), which shall survive such termination.
(b) Wind-Down. Cutia shall (i) responsibly wind-down, in accordance with accepted pharmaceutical industry norms and ethical practices, any on-going clinical studies for which it has responsibility hereunder in which patient dosing has commenced and (ii) at Foamix’s written election, (A) transfer to Foamix or its designee any such clinical studies to the extent permitted under Laws and accepted pharmaceutical industry norms and ethical practices, or (B) if reasonably practicable and not adverse to patient safety, complete such trials and Foamix shall reimburse Cutia its reasonable, out-of-pocket costs associated therewith. For clarity, except as provided for above, Cutia may transfer to Foamix or its designee or wind-down any ongoing clinical trials prior to the date of termination in accordance with accepted pharmaceutical industry norms and ethical practices and Cutia will be responsible for any costs associated with such transfer or wind-down.
(c) Regulatory Materials; Data. Unless this Agreement is terminated by Cutia pursuant to Section 13.4 or Section 13.5, Cutia shall (i) provide and assign to Foamix or its designee all Regulatory Materials, including Regulatory Approvals, for the Licensed Products to the extent possible under Law in the Cutia Territory, (ii) promptly provide and assign to Foamix all Data, including pharmacovigilance data, generated by or on behalf of Cutia, and (iii) promptly return or destroy (and certify such destruction in writing), at Foamix’s election, all Confidential Information of Foamix.
(d) Transition Assistance. Upon Foamix’s reasonable request, (i) Cutia shall provide such assistance as may be reasonably necessary or useful for Foamix to continue the Development, Manufacture, and Commercialization of Licensed Products in the Cutia Territory, to the extent Cutia or its Affiliate is then performing or having performed such activities, including upon the reasonable request of Foamix, assigning (or using Commercially Reasonable Efforts to amend as appropriate) any agreements or arrangements Cutia or its Affiliate have with any Third Party for the Development, Manufacture, distribution, or Commercialization of Licensed Products; and (ii) Cutia shall provide Foamix with copies of any promotional and marketing materials generated by or on behalf of Cutia with respect to Licensed Products prior to the effective date of termination. Cutia shall reimburse Foamix’s costs and expenses in connection with such transition assistance, unless this Agreement is terminated by Cutia pursuant to Section 13.4 or Section 13.5.
(e) Inventory. In the event that this Agreement is terminated in its entirety, Foamix may purchase any and all of the inventory of Licensed Products held by Cutia or its Affiliates or sublicensees as of the date of termination, at a price equal to the transfer price paid by Cutia to Foamix for such inventory.

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(f) Intellectual Property. Unless this Agreement is terminated by Cutia pursuant to Section 13.4 or Section 13.5, with respect to all Patents, Product Marks, and other intellectual property rights Controlled by Cutia that are necessary for the Development, Manufacture, or Commercialization of Licensed Products prior to the effective date of termination, for good and valuable consideration, the receipt of which is hereby acknowledged, Cutia hereby grants to Foamix, effective upon the effective date of termination: (i) to the maximum extent permitted by Law, a worldwide, exclusive, perpetual, royalty-free license, with the right to sublicense through multiple tiers, under such Patents, Product Marks, and other intellectual property rights to make, have made, import, use, offer for sale, sell, or otherwise exploit the Licensed Products, and (ii) to the extent the foregoing exclusive license is not permitted by Law, a worldwide, non-exclusive, perpetual, royalty-free license, with the right to sublicense through multiple tiers, under such Patents, Product Marks, and other intellectual property rights to make, have made, import, use, offer for sale, sell, or otherwise exploit the Licensed Products.
13.7 Survival. Any expiration or termination of this Agreement shall not affect rights or obligations of the Parties under this Agreement that have accrued prior to the date of expiration or termination. Notwithstanding anything to the contrary, the following provisions shall survive any expiration or termination of this Agreement: Sections 2.4 (No Implied Licenses), 8.5 (Payment Method; Foreign Exchange), 8.6 (Interest on Late Payments), 8.7 (Records; Audits), 8.8 (Taxes), 9.1 (Ownership; License Grants), 10.5 (No Other Representations or Warranties), 13.6 (Effects of Termination), 13.7 (Survival), and 13.8 (Termination Not Sole Remedy), and Articles 1 (Definitions) (to the extent such terms are used in other surviving provisions), 11 (Indemnification) (to the extent the cause of action for such indemnification obligation arose prior to the effective date of expiration or termination), 12 (Confidentiality), 14 (Dispute Resolution), and 15 (Miscellaneous).
13.8 Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies shall remain available except as agreed to otherwise herein.
ARTICLE 14
DISPUTE RESOLUTION

14.1 Disputes; Internal Resolution. It is the objective of the Parties to establish procedures to facilitate the resolution of any and all disputes that may arise out of or in connection with this Agreement (each a “Dispute”) in an expedient manner by mutual cooperation. To accomplish this objective, the Parties agree that, except as otherwise provided in Section 3.3, in the event of such a Dispute, including any alleged breach under this Agreement or any issue relating to the interpretation or application of this Agreement, and the Parties are unable to resolve such Dispute within thirty (30) days after such Dispute is first identified by either Party in writing to the other, the Parties shall refer such Dispute to the Executive Officers for attempted resolution by good faith negotiations within thirty (30) days after such notice is received. If the dispute is not resolved within such thirty (30) days, either Party may commence

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arbitration with respect to the subject matter of the Dispute and with respect to any other claims it may have and thereafter neither Party will have any further obligation under this Section 14.1. Any Dispute concerning the propriety of the commencement of the arbitration or the applicability of the Agreement to arbitrate shall be finally settled by the arbitral tribunal. Notwithstanding the foregoing, and without waiting for the expiration of any such thirty (30)-day periods, Foamix and Cutia may each apply to any court of competent jurisdiction for appropriate interim or provisional relief, as necessary to protect the rights or property of that Party.
14.2 Arbitration; Governing Law.
(a) Arbitration. Subject to Section 14.1, all Disputes, including existence, validity, interpretation, performance, breach or termination thereof, shall be submitted to and finally resolved by arbitration administered by the International Court of Arbitration of the International Chamber of Commerce (ICC) under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”). The seat, or legal place, of arbitration shall be Hong Kong. The language of the arbitration shall be English. The arbitration shall be conducted by a tribunal of three (3) arbitrators. Each Party shall nominate one (1) arbitrator, and the two (2) party nominated arbitrators shall jointly nominate, within fifteen (15) days of the second arbitrator’s appointment, the third arbitrator who shall serve as the presiding arbitrator and shall be of neutral nationality. Each arbitrator must have significant business or legal experience in the pharmaceutical business. An arbitrator shall be deemed to meet this qualification unless a Party objects within ten (10) days after the arbitrator is nominated. The Parties shall engage in discovery of information and evidence that is or might be relevant to the claims, defenses, and issues in the Dispute, including by means of discovery in the form of requests for documents (including electronically stored information). After conducting any hearing and taking any evidence deemed appropriate for consideration, the arbitrators shall render their award within six (6) months of the final arbitration hearing or the final post-hearing submissions unless the Parties jointly request an extension, or the arbitral tribunal determines in a reasoned decision that the interest of justice or the complexity of the case requires that such a limit be extended. The arbitral tribunal shall not have the power to award damages excluded pursuant to Section 11.4 of this Agreement, and any arbitral award that purports to award such damages is expressly prohibited.
(b) Arbitral Award. The award shall be final and binding, and the Parties undertake to carry out the award without delay. Judgment on the award so rendered may be entered in any court of competent jurisdiction. Each Party shall bear one-half (½) of all ICC administrative costs and the fees and costs of the arbitrators. Notwithstanding the foregoing, each Party shall bear its own attorneys’ fees, expert or witness fees, and any other fees and costs, and no such fees or costs will be shifted to the other Party. The existence and content of the arbitral proceedings and any rulings or awards shall be kept confidential by the Parties and members of the arbitral tribunal except (i) to the extent that disclosure may be required of a party to fulfill a legal duty, protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority, (ii) with the consent of all Parties, (iii) where needed for the preparation or presentation of a claim or defense in this arbitration, (iv)

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where such information is already in the public domain other than as a result of a breach of this clause, or (v) by order of the arbitral tribunal upon application of a Party.
(c) Governing Law. This Agreement and all Disputes shall be governed by and construed in accordance with the laws of the State of New York, USA, without giving effect to any choice of law rules or principles.
ARTICLE 15
MISCELLANEOUS

15.1 Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof, including the Confidentiality Agreement. The foregoing shall not be interpreted as a waiver of any remedies available to either Party as a result of any breach, prior to the Effective Date, by the other Party of its obligations under the Confidentiality Agreement. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth in this Agreement. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.
15.2 Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued only for so long as (a) the condition constituting force majeure continues and (b) the nonperforming Party takes all reasonable efforts to remove the condition. For purposes of this Agreement, force majeure includes conditions beyond the reasonable control of the applicable Party, which may include an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, action or inaction of any Governmental Authority, and failure of plant or machinery. Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party. If a force majeure persists for more than ninety (90) days, then the Parties will discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such force majeure.
15.3 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 15.3, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or a reputable courier service, (b) five (5) Business

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Days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested, (c) or upon receipt if sent by electronic mail, provided that such notice is also sent by a reputable courier service or first class certified or registered airmail, postage prepaid, return receipt requested.
If to Foamix:    Foamix Pharmaceuticals Ltd.
2 Holzman Street,
Rehovot Science Park
Rehovot Israel
Attn: General Counsel

with copies to (which shall not constitute notice):

        Cooley LLP
11951 Freedom Drive #1500
        Reston, VA 20190
        Attn: Kenneth Krisko

If to Cutia:    Cutia Therapeutics (HK) Limited
        UNIT 402, 4/F FAIRMONT HSE
NO 8 COTTON TREE DRIVE ADMIRALTY
HONG KONG
Attn: CEO

with copies to (which shall not constitute notice):
Greenberg Traurig LLP
One International Place, Suite 2000
Boston, MA 02110
Attention: Fang Xie

15.4 No Strict Construction; Headings. This Agreement has been prepared jointly by the Parties and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section. Except where the context otherwise requires, the use of any gender shall be applicable to all genders, and the word “or” is disjunctive but not necessarily exclusive. The term “including” as used herein means including, without limiting the generality of any description preceding such term.
15.5 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that either Party may make such an assignment, in whole or in part, without the other Party’s consent (a) to an Affiliate of such Party or (b) to a Third Party in connection with a Change of Control. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any

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assignment or attempted assignment by either Party in violation of the terms of this Section 15.5 shall be null, void and of no legal effect.
15.6 Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.
15.7 Further Actions. Each Party shall execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
15.8 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.
15.9 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.
15.10 Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.
15.11 English Language. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.
15.12 Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The signatures of all the Parties do not need to be on the same counterpart for it to be effective. Delivery of an executed counterpart’s signature page of this Agreement, by electronic mail in portable document format (.pdf) or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, has the same effect as delivery of an executed original of this Agreement.

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15.13 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by one Party to the other Party are, and otherwise will be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws. Each Party will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party to this Agreement under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, the other Party will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, will be promptly delivered to it (i) upon any such commencement of a bankruptcy or insolvency proceeding upon its written request therefor, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of the bankrupt Party upon written request therefor by the other Party.
{Signature Page Follows}

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In Witness Whereof, the Parties have executed this License Agreement in duplicate originals by their duly authorized officers as of the Effective Date.

Foamix Pharmaceuticals Ltd. By:/s/ David Domzalski Name: David Domzalski Title: Chief Executive Officer	Cutia Therapeutics (HK) Limited By: /s/ Chung Sau Yin Name: Chung Sau Yin Title: Director

By:/s/ David Domzalski By: /s/ Chung Sau Yin

Name: David Domzalski Name: Chung Sau Yin

Title: Chief Executive Officer Title: Director

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Exhibit A

Foamix Licensed Patents

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Exhibit B
Initial Transfer of Foamix Licensed Know-How

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Exhibit 10.1

Exhibit C
Initial Development Plan

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Exhibit 10.1

Exhibit D
Supply Agreement Terms

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Exhibit E
Press Release

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